Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among:

MARVELL TECHNOLOGY GROUP LTD.,

a Bermuda exempted company;

KAUAI ACQUISITION CORP.,

a Delaware corporation; and

CAVIUM, INC.,

a Delaware corporation

Dated as of November 19, 2017

i

TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Form of Certificate of Incorporation of Surviving Corporation

v

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 19, 2017, by and among: MARVELL TECHNOLOGY GROUP LTD., a Bermuda exempted company (“Parent”); KAUAI ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); and CAVIUM, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly owned Subsidiary of Parent.

B.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C.    In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, a stockholder of the Company is executing a voting agreement in favor of Parent.

D.    In order to induce the Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing voting agreements in favor of the Company.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.    DESCRIPTION OF TRANSACTION

1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

1.3    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, 94025 or at such other location as the parties may agree. If the Marketing Period shall have ended on or before the Closing Conditions Satisfaction Date, then the Closing shall take place at 8:00 a.m. (California time) on a Business Day to be mutually agreed by Parent and the Company, which shall be no later than the third Business Day after the Closing Conditions Satisfaction Date, but subject to the satisfaction or waiver of the conditions set forth in Sections 6.5 and 7.5 and the continued satisfaction or waiver of each of the other conditions set forth in Sections 6 and 7. If the Marketing Period shall not have ended on or before the Closing Conditions Satisfaction Date, then the Closing shall take place at 8:00 a.m. (California time) on the earlier of (a) any Business Day during the Marketing Period (after the Closing Conditions Satisfaction Date) designated by Parent in a notice delivered to the Company at least three Business Days before the date designated by Parent in such notice as the date of the Closing or (b) the third Business Day after the end of the Marketing Period, but subject, in the case of each of clauses “(a)” and “(b),” to the satisfaction or waiver of the conditions set forth in Sections 6.5 and 7.5 and the continued satisfaction or waiver of each of the other conditions set forth in Sections 6 and 7. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and consistent with the terms of this Agreement shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing on the Closing Date, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b)    the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5    Governance Matters. Prior to the Effective Time, Parent shall take all necessary corporate action to cause the chairman of the board of directors of the Company and two other members of the board of directors of the Company who are designated by Parent to become members of the board of directors of Parent as of the Effective Time.

1.6    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)    any shares of Company Common Stock that are held by the Company (or held in the Company’s treasury) or held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Common Stock that are held, directly or indirectly, by any Subsidiary of the Company (each, a “Company Subsidiary”) immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(iii)    except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.6(b), 1.6(c) and 1.9, each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) 2.1757 (the “Exchange Ratio”) Parent Common Shares; and (B) $40.00 in cash, without interest (the “Per Share Cash Amount”); and

(iv)    each share of the common stock, $0.001 par value per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, between the date of this Agreement and the Effective Time, the issued Parent Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c)    No fraction of a Parent Common Share shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractions of Parent Common Shares issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate(s) or the transfer of non-certificated shares of Company Common Stock represented by book entry positions (“Company Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Parent Common Share on Nasdaq on the date the Merger becomes effective.

1.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Company Subsidiary in accordance with Section 1.6, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Book Entry Shares or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) except for shares of Company Common Stock that continue to be held by a Company Subsidiary in accordance with Section 1.6, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) or a Company Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Company Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.8.

1.8    Exchange of Certificates.

(a)    On or prior to the Closing Date, Parent shall select Parent’s transfer agent or a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable (and in any event within one Business Day) after the Effective Time, Parent shall deposit with the Exchange Agent (i) subject to Section 1.9, certificates or book entry positions representing the Parent Common Shares issuable pursuant to Section 1.6 and (ii) subject to Section 1.9, cash sufficient to make payments of the cash consideration payable pursuant to Section 1.6 (including payments to be made in lieu of fractional shares). The Parent Common Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Section 1, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent in the amount of such losses to the extent the funds in the Exchange Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Exchange Fund.

(b)    As soon as reasonably practicable (and in any event within seven Business Days) after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Company Book Entry Shares immediately prior to the Effective Time (i) a letter of transmittal, customary in form and substance, and including a provision confirming that delivery of Company Stock Certificates or transfer of Company Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Company Book Entry Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of such Company Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Company Book Entry Shares in exchange for Merger Consideration. The form and substance of such letter of transmittal and instructions shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. Upon surrender of a Company Stock Certificate to the

Exchange Agent for exchange or receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Company Book Entry Share, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate or Company Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.6 and (B) the Company Stock Certificate so surrendered or the Company Book Entry Share so transferred shall be canceled. Until surrendered or transferred as contemplated by this Section 1.8(b), each Company Stock Certificate and Company Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition to the payment of Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)    No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or to the holder of any Company Book Entry Share that has not been transferred, in each case with respect to the Parent Common Shares that such holder has the right to receive in the Merger, until such holder surrenders such Company Stock Certificate or transfers such Company Book Entry Share in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book Entry Shares as of the date that is 365 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Company Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Company Book Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Shares included in the Merger Consideration.

(e)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger

Consideration (or dividends or distributions with respect to Parent Common Shares included in the Merger Consideration) delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9    Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.6, but shall be entitled only to such rights as are granted by the DGCL to Dissenting Shares.

(b)    If any Dissenting Share shall lose its status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such share shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.6, without interest thereon, upon surrender of the Company Stock Certificate or transfer of the Company Book Entry Share formerly representing such share and Parent shall promptly deposit (or cause to be deposited) in the Exchange Fund additional cash in an amount sufficient to pay the cash portion of the Merger Consideration in respect of such shares of Company Common Stock that are no longer Dissenting Shares.

(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.10    Further Action. If, at any time after the Effective Time, any further action consistent with the terms of this Agreement is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed with the SEC at least two Business Days prior to the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Company SEC Documents that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is two Business Days prior to the date of this Agreement) or (b) in the Company Disclosure Schedule (subject to Section 9.6), the Company represents and warrants to Parent and Merger Sub as follows:

2.1    Due Organization; Subsidiaries; Etc.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted. The Company, to the extent required, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies.

(b)    Part 2.1(b) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization (to the extent such concept is recognized in such jurisdiction) and has the requisite power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies. There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any securities of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights.

(c)    None of the Acquired Companies has, at any time, been a general partner of, or has, at any time, otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. Except for the Company Subsidiaries and equity interests held as passive investments as part of the Company’s cash management programs purchased in accordance with the Company’s cash management policy, the Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any material equity or similar interest in, any Entity.

2.2    Certificate of Incorporation and Bylaws. The Company has Made Available to Parent (a) accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each material Company Subsidiary, including all amendments thereto through the date of this Agreement, and (b) the final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and the audit committee thereof) of each of the Company and QLogic Corporation, for the period from December 31, 2014 through the date of this Agreement. The final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (and the audit committee thereof) of each of the Company and QLogic Corporation Made Available to Parent are complete and, with respect to the minutes of the Company, are redacted only with respect to discussions of the Contemplated Transactions or other similar strategic transactions, and not with respect to any other matter. Neither the Company nor any material Company Subsidiary is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter documents), including all amendments thereto, of such Entity.

2.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock.

(b)    As of the close of business on November 16, 2017 (the “Company Listing Date”): (i) 69,155,715 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) 1,130,095 shares of Company Common Stock were subject to issuance pursuant to Company Options; (iv) 3,455,660 shares of Company Common Stock were subject to issuance pursuant to Company RSUs; and (v) 222,533 shares of Company Common Stock (assuming achievement of the target level of performance at the end of the applicable performance period) were subject to issuance pursuant to Company PRSUs. From the close of business on the Company Listing Date until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PRSUs, in each case, outstanding on the Company Listing Date and in accordance with their terms.

(c)    The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other securities of the Company, or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Acquired Company or any other Person. There are no repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares of Company Common Stock were issued pursuant to the exercise of Company Options or otherwise). There are no shares of Company Common Stock beneficially owned by any Company Subsidiary.

(d)    As of the close of business on the Company Listing Date, 3,542,739 shares of Company Common Stock were reserved for future issuance pursuant to the Company Equity Plans.

(e)    Except (x) as set forth in Sections 2.3(b) and 2.3(d), (y) for securities owned by any of the Acquired Companies and (z) for changes since the Company Listing Date resulting from the exercise of Company Options outstanding on the Company Listing Date or the vesting of Company RSUs or Company PRSUs outstanding on the Company Listing Date in accordance with their terms, there are no: (i) outstanding equity-based compensation awards, subscriptions, options, calls, warrants or other rights, Contracts, arrangements or commitments of any character issued or granted by any Acquired Company relating to the issued or unissued capital stock of any Acquired Company (whether or not currently exercisable) or obligating any Acquired Company to issue or sell any shares of capital stock of, or other equity interests in, such Acquired Company; (ii) shares of capital stock of, or other voting securities or ownership interests in, any Acquired Company that have been issued by any Acquired Company which are outstanding; (iii) outstanding securities, instruments or obligations issued by any Acquired Company that are or may become convertible into, or exchangeable for, any shares of the capital stock or other securities of any Acquired Company; (iv) outstanding restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by any Acquired Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have, or are convertible into securities that have, voting rights) or ownership interests in any Acquired Company; or (v) stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) or Contracts under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)    Part 2.3(f) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the Company Listing Date: (i) the particular Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) if such Company Equity Award is a Company Option, the exercise price of such Company Option and whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (v) the date on which such Company Equity Award was granted; (vi) the extent to which such Company Equity Award is fully or partially vested or unvested and exercisable as of the date of this Agreement; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company PRSU, the threshold, target and maximum levels of performance thereunder, if applicable. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. Each grant of a Company Equity Award was made in all material respects in accordance with (A) the terms of the applicable compensation plan or arrangement of the Company and (B) all applicable Legal Requirements.

Each Company Option was issued with an exercise price that was at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable Grant Date. The Company has Made Available to Parent accurate and complete copies of all Company Equity Plans, all forms of award agreements thereunder, in each case, in effect on the date of this Agreement. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 5.5, and the adjustment or the amendment of the terms, or cancellation, of Company Equity Awards described in Section 5.5, shall, as of the Effective Time, be binding on the holders of Company Equity Awards purported to be covered thereby.

2.4    SEC Filings; Financial Statements.

(a)    All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2014 have been so filed on a timely basis. As of the date of this Agreement, none of the Company Subsidiaries is required to file any document with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to the Company or any of the Company SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b)    With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)    The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) and “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by the Exchange Act. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(d)    The financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2014, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby.

(e)    No Acquired Company is a party to or bound by, or has any commitment to become a party to or bound by, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or any material liability of, any of the Acquired Companies in the Acquired Companies’ published financial statements or any of the Company SEC Documents.

(f)    The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)    Since January 1, 2014, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company Financial Statements, except as described in the Company SEC Documents or except as may have been required or permitted by any regulatory authority. The reserves reflected in the Company Financial Statements have been determined and established in accordance with U.S. generally accepted accounting principles and have been calculated in a consistent manner.

2.5    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2016 and the date of this Agreement (a) there has not been any Material Adverse Effect on the Acquired Companies, and no change, development or event has occurred or circumstance has arisen that, in combination with any other changes, developments, events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies and (b) none of the Acquired Companies has taken any action, or authorized, committed or agreed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Sections 4.2(b)(i), 4.2(b)(xii), 4.2(b)(xv)(A) or 4.2(b)(xvi).

2.6    Title to Tangible Assets. Except: (a) as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole; (b) with respect to real property (which is covered by Section 2.7); and (c) with respect to Intellectual Property (which is covered by Section 2.8), the Acquired Companies own, and have good and valid title to, all tangible assets purported to be owned by them that are material to the Acquired Companies, taken as a whole, including: (i) all such assets reflected on the Company Unaudited Interim Balance Sheet that are material to the Acquired Companies, taken as a whole (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other such assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances. The Acquired Companies have sufficient title to all of their assets to conduct their respective businesses as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, all of the machinery, equipment and other tangible personal property and assets owned or used by the Acquired Companies are usable in the ordinary course of business and consistent with past practice and are reasonably adequate and suitable for the uses to which they are being put.

2.7    Real Property.

(a)    None of the Acquired Companies owns any real property or any interest in real property.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies have a valid and binding leasehold interest in each location occupied or otherwise used by any Acquired Company (the “Company Real Property”) pursuant to a lease, sublease, license, occupancy or other similar agreement to which an Acquired Company is a party (each a “Real Property Lease”), free and clear of all Encumbrances, other than Permitted Encumbrances. Part 2.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all Company Real Property greater than 5,000 square feet. The Company has Made Available to Parent accurate and complete copies of all Real Property Leases for Company Real Property greater than 10,000 square feet.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all respects for the purpose of conducting the Acquired Companies’ business as presently conducted.

(d)    Except as would not reasonably be expected to interfere in any material respect with the current use and operation of any Company Real Property by any Acquired Company: (i) each Real Property Lease is valid, binding and in full force and effect; (ii) there is no existing default by any Acquired Company under any Real Property Lease, or to the knowledge of the Company, any other party thereto; and (iii) to the knowledge of the Company, no condition or circumstance exists which, with or without notice or lapse of time, or both, would constitute a default under the provisions of any Real Property Lease. No Acquired Company has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any Company Real Property or any portion thereof or any interest therein, and to the knowledge of the Company, no such proceeding has been threatened or proposed. No Acquired Company has subleased, licensed or otherwise granted to any other Person any right to use, occupy or possess any part of the Company Real Property.

2.8    Intellectual Property and Related Matters.

(a)    Part 2.8(a) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP and each material unregistered trademark in which each Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP or unregistered trademark, the nature of such ownership interest).

(b)    Part 2.8(b)(i) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Acquired Company has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Acquired Company (other than nonexclusive licenses to Off-the-Shelf Software or Open Source Software and license agreements for any third-party software that is licensed pursuant to a non-exclusive, internal-use software license, shrink-wrap or click-wrap agreement, or similar agreement) (each, a “Non-Exclusive Inbound Company IP Contract”). Part 2.8(b)(ii) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Acquired Company has been granted any exclusive license under, in or to, or has otherwise received or acquired any exclusive right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Acquired Company (such Contracts collectively with the Non-Exclusive Inbound Company IP Contracts, the “Inbound Company IP Contracts”). For the purposes of this Section 2.8 (including Section 2.8(c)), a covenant not to assert or enforce, standstill with respect to, or any similar grant of immunity under, any Intellectual Property Right will be deemed to be a license.

(c)    Part 2.8(c)(i) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Person (other than an Acquired Company) has been granted any license under, in or to, or otherwise has received or acquired or is entitled to receive or acquire any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Company IP that is material to any Acquired Company, other than Standard Acquired Company Outbound License Contracts (collectively with the Inbound Company IP Contracts, the “Company IP Contracts”). No Person other than the Acquired Companies has any exclusive rights in any Company IP that is material to any Acquired Company, except as specified in Contracts disclosed under Part 2.8(c)(ii) of the Company Disclosure Schedule.

(d)    The Company has Made Available to Parent a complete and accurate copy of each standard form of the following categories of Contracts used by any of the Acquired Companies in the past two years: (i) end user license agreement; (ii) consulting, independent contractor, or development agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement.

(e)    The Acquired Companies exclusively own all right, title and interest in and to the Company IP (including all Intellectual Property Rights in the Company Products, other than Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Companies under an Inbound Company IP Contract) free and clear of any Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole:

(i)    all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)    each Acquired Company has, and uses commercially reasonable efforts to enforce, policies requiring each employee, independent contractor, consultant or director of or to any Acquired Company who is or was involved in the development of material Intellectual Property for any Acquired Company to execute proprietary information, confidentiality, and assignment agreements appropriate for the jurisdiction in which such Person resides and works;

(iii)    (A) no Acquired Company has received any written claim from any current or former stockholder, officer, director, employee or independent contractor of any Acquired Company challenging or disputing the ownership of any material Company IP; and (B) to the knowledge of the Company, no current or former stockholder, officer, director, employee, or independent contractor of any Acquired Company is in material breach of any Contract with any former employer or other Person where such breach concerns Intellectual Property Rights or confidentiality;

(iv)    (A) no funding, facilities, personnel or resources of any Governmental Body or any university, college or other educational institution or research center (any such funding, facilities or personnel being referred to as “Development Funding or Support”) were used in the development of any Company IP and (B) no Governmental Body, university, college, or other educational institution or research center has, or to the knowledge of the Company purports to have, any ownership in any Company IP;

(v)    other than in the ordinary course of business, no action has been taken, or omitted to be taken, by any Acquired Company, which action or omission has had, or would reasonably be expected to have, the effect of dedicating to the public or entitling any Person to cancel, forfeit, or consider abandoned, any material Company IP;

(vi)    none of the Acquired Companies (A) is, or since November 1, 2015 has been, a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body, or similar Person (each, a “Standards Organization”) as a result of which any Acquired Company would be obligated to grant or offer a license or other right to any Company IP, or any Acquired Company’s control of any Company IP would otherwise be impaired or (B) has, since November 1, 2013, received a request in writing from any Person for any licenses or other rights to any Company IP in connection with the activities of or any participation in any Standards Organization; and

(vii)    immediately following the Closing, the Surviving Corporation will be permitted to exercise all of the Acquired Companies’ rights under all Inbound Company IP Contracts (A) to the same extent the Acquired Companies would have been permitted to exercise such rights had the Contemplated Transactions not occurred and (B) without being required to pay any amounts or consideration other than fees, royalties or payments which the Acquired Companies would otherwise have been required to pay had the Contemplated Transactions not occurred.

(f)    Part 2.8(f) of the Company Disclosure Schedule identifies each Contract pursuant to which royalties or other similar payments based on revenues (such as earn-outs) are payable by any Acquired Company to any Person (excluding, for the avoidance of doubt, salaries, benefits, employee invention award programs, any legally-required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors, and Company Employee Commissions, all of which have been timely paid by the Acquired Companies) for the use, license-in, manufacture, sale, offering for sale, copying, distribution or disposition of any Intellectual Property or Intellectual Property Rights of such Person, other than any such Contract under which the total annual amounts payable on or after the date of this Agreement by any Acquired Company to any other Person is less than $50,000, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. As used herein, “Company Employee Commissions” means sales commissions payable to employees according to the applicable Acquired Company’s standard commissions plan, a copy of which plan has been Made Available to Parent.

(g)    All Company IP that is Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no interference, opposition, cancellation, reissue, review, reexamination, review, proof-of-use proceedings, third-party prior art submission, protests, or other Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since November 1, 2014, in which, in each case, the ownership, scope, validity or enforceability of any Company IP that is Registered IP is being, has been, or would reasonably be expected to be contested or challenged, and, to the knowledge of the Company, there is no basis for a claim that any Company IP that is Registered IP is invalid or unenforceable or which may entitle any Person to bring a claim of invalidity or unenforceability thereof against any Acquired Company.

(h)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a violation, modification, cancellation, breach or termination of, or default under, any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP or Company Product by or to any escrow agent or other third party; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates (excluding any grant, assignment, or transfer to the Parent or any of its Affiliates of any license or other right or interest under, in, or to any Company IP); (v) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement, or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion, or enforcement of Company IP anywhere in the world that Parent, the Surviving Corporation or any of their Affiliates would otherwise not be bound by or subject to had the Contemplated Transactions not occurred; (vi) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; (vii) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any additional royalties or other amounts to any Person in excess of those payable by the Acquired Companies had the Contemplated Transactions not occurred; or (viii) any Acquired Company’s obligation to repay or reimburse any other Person for any Development Funding or Support, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(i)    To the knowledge of the Company, no Person is infringing, misappropriating, making unlawful use of, claiming ownership rights in, or otherwise violating, any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(j)    To the knowledge of the Company, no Acquired Company and no Company Product (x) is currently infringing (directly, contributorily, by inducement or otherwise) or otherwise violating any Intellectual Property Right of any other Person or misappropriating any Intellectual Property of any other Person or (y) at any time since November 1, 2011, has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person or misappropriated the Intellectual Property of any other Person, except in each case where such infringement, violation, or misappropriation would, individually or in the aggregate, not be material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since November 1, 2014, against any Acquired Company or, to the knowledge of the Company, against any other Person who is or who has asserted against any Acquired Company that it is entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding.

(k)    Each Acquired Company has, in accordance with applicable Legal Requirements, taken commercially reasonable efforts to keep confidential and secure, and protect its rights in and to, its material trade secrets and Personal Data and, to the knowledge of the Company, there has been no unauthorized access to or disclosure of any Acquired Company material trade secret or material confidential information.

(l)    The Company has Made Available to Parent all Contracts (other than confidentiality or nondisclosure agreements) pursuant to which any Acquired Company has delivered, licensed, or made available, or has a duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available, material Source Materials for any current or under development Company Product or other Company IP that constitutes a material trade secret of an Acquired Company, in each case to any escrow agent or other Person, other than employees, independent contractors, and contract manufacturers of the Acquired Companies.

(m)    No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using, Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed, or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(n)    Privacy.

(i)    Each Acquired Company has adopted written policies and procedures that apply to such Acquired Company with respect to privacy, data protection, security and the processing of Acquired Company Data (“Acquired Company Privacy Policies”),

and such Acquired Company Privacy Policies are commercially reasonable and comply in all material respects with applicable Legal Requirements pertaining to (A) the collection, storage, privacy, protection, processing, analysis, use, transfer, disclosure, retention, disposal or security of data, Personal Data (including Legal Requirements relating to data-related consents, authorizations, registrations or notice requirements) and (B) data breach notification, anti-spam, security and spyware (the Legal Requirements described in clauses “(A)” and “(B)” being referred to as “Information Privacy and Security Laws”).

(ii)    Each Acquired Company has complied at all times with all of the applicable Acquired Company Privacy Policies, Information Privacy and Security Laws and each applicable Company Contract that governs Acquired Company Data, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(iii)    None of the execution, delivery or performance of this Agreement, the consummation of any of the Contemplated Transactions or the retention of any data or information by the Acquired Companies immediately after the Contemplated Transactions will result in any violation of any Acquired Company Privacy Policy or any Information Privacy and Security Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(o)    Systems and Data; Security.

(i)    To the knowledge of the Company, in the past three years, there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any Acquired Company Systems that has resulted in a material disruption or material interruption in the operation of the business of any Acquired Company, the cause of which has not been fully repaired or remedied. The Acquired Companies have in place commercially reasonable disaster recovery and business continuity plans and procedures. To the knowledge of the Company, in the past three years, there has been no unauthorized access to or unauthorized use of any Acquired Company Systems that has resulted in unauthorized disclosure of any material confidential information of any Acquired Company to any other Person.

(ii)    Each Acquired Company has established and is in compliance with a written information security program that (A) includes administrative, organizational, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Acquired Company Systems and Acquired Company Data, (B) protects against unauthorized control, acquisition, use, access, interruption, modification, corruption and/or disclosure of the Acquired Company Systems and Acquired Company Data (including on the systems of third parties with access to such Acquired Company Systems or Acquired Company Data) and (C) is in compliance with applicable Information Privacy and Security Laws, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

2.9    Contracts.

(a)    Parts 2.9(a)(i) through 2.9(a)(xiii) of the Company Disclosure Schedule contain lists, as of the date of this Agreement, of each of the following Contracts (together with all amendments and supplements thereto) to which any Acquired Company is a party, under which any Acquired Company has any rights or by which any asset of any Acquired Company is bound or affected (Contracts of the type required to be set forth in Parts 2.7(b), 2.8(b), 2.8(c) or 2.9(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) collectively being referred to as “Material Contracts”):

(i)    each material Government Contract;

(ii)    each Contract involving a material joint venture or similar arrangement;

(iii)    each Contract entered into since January 1, 2014: (A) relating to the disposition or acquisition by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $20,000,000; or (B) pursuant to which any Acquired Company will acquire in the future any interest or make an investment for consideration in excess of $5,000,000 in any other Person, other than another Acquired Company, in each case, that contains any ongoing obligations that are material to the Acquired Companies, taken as a whole;

(iv)    each Contract imposing any restriction in any material respect on the right or ability of any Acquired Company to engage in any line of business or compete with any other Person or in any geographic area, other than a Contract with a distributor or sales representative;

(v)    each Contract that: (A) grants material and exclusive rights to license or sell any product of the Company (other than custom Software products); or (B) contains a right of first refusal, first offer or first negotiation with respect to an asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(vi)    each Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;

(vii)    each Contract with a customer of any Acquired Company incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation in an amount that is material to the Company, except for any Contract for the sale of any Company Product on a purchase order or similar basis entered into in the ordinary course of business consistent with past practice;

(viii)    each non-recurring engineering Contract, custom ASIC development Contract, custom SOC development Contract or similar Contract, in each case with any Top Customer, for the development of any Company Product or the provision of any services that has not been fully performed (excluding, for the avoidance of doubt, any Contract for the sale of any Company Product on a purchase order or similar basis entered into in the ordinary course of business consistent with past practice);

(ix)    each Contract providing for outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any product, technology or service of an Acquired Company under which any of the Acquired Companies has made or received payments in excess of $20,000,000 in the aggregate in either fiscal year 2016 or the nine-month period ended September 30, 2017;

(x)    each Contract (other than a sales representative agreement) with a supplier to any Acquired Company of goods or services that is material to the manufacture, sale or distribution of Company Products (A) where such goods or services are contractually exclusive and (B) has a value in excess of $2,000,000 per annum;

(xi)    each mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $2,500,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xii)    each Contract entered into in connection with any of the Contemplated Transactions that would obligate an Acquired Company to make any payment in excess of $1,000,000 in connection with any of the Contemplated Transactions; and

(xiii)    each settlement, conciliation or similar Contract: (A) that (1) materially restricts or imposes any material obligation on any Acquired Company or (2) materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $2,500,000 in the aggregate after the date of this Agreement.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (i) to the knowledge of the Company, none of the Acquired Companies has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material

Contract; (ii) to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material Contract; and (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Company Contract that constitutes a Material Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Company Contract that constitutes a Material Contract, or (C) give any Person the right to cancel, terminate or modify in any material respect any Company Contract that constitutes a Material Contract. Since January 1, 2014, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Material Contract.

2.10    Liabilities.

(a)    Except as and to the extent set forth on the Company Unaudited Interim Balance Sheet, no Acquired Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practice since the date of the Company Unaudited Interim Balance Sheet; (ii) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies; (iii) liabilities and obligations under executory Contracts to which any Acquired Company is a party, other than as a result of a breach thereunder; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; or (v) liabilities or obligations set forth in Part 2.10(a) of the Company Disclosure Schedule.

(b)    Part 2.10(b) of the Company Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $2,500,000 in the aggregate (other than any indebtedness owed to an Acquired Company).

(c)    Part 2.10(c) of the Company Disclosure Schedule sets forth all material obligations of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate and currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.11    Compliance with Legal Requirements.

(a)    The Acquired Companies are, and have at all times since November 1, 2014 been, in material compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the knowledge of the Company, since November 1, 2014, no Acquired Company has received any written notice from any Governmental Body alleging that any Acquired Company is in violation of, or under investigation in connection with, any applicable Legal Requirement, except for such violations as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b)    (i) Each Acquired Company (A) is, and has at all times since November 1, 2012 been, in material compliance with U.S. Trade Controls Laws and Foreign Trade Controls Laws and (B) has obtained all licenses, registrations and other authorizations for export, re-export, transfer or import required in accordance with U.S. Trade Controls Laws and Foreign Trade Controls Laws for the conduct of its business; (ii) none of the Acquired Companies or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is, or has, since November 1, 2012 (A) been a Person with whom transactions are prohibited under any U.S. Trade Controls Laws or applicable Foreign Trade Controls Laws or (B) violated or made a disclosure (voluntary or otherwise) regarding any such Legal Requirement, except as has not been material to the Acquired Companies, taken as a whole; and (iii) no Acquired Company has engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria or any other country, region or Person in material violation of U.S. economic sanctions or an arms embargo.

(c)    Without limiting the foregoing, since November 1, 2012, no Legal Proceeding, investigation or inquiry related to U.S. Trade Controls Laws or Foreign Trade Controls Laws is or has been pending or, to the knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(d)    Since November 1, 2012, no Acquired Company and, to the knowledge of the Company, no director, officer, agent, employee or other Person associated with or acting for or on behalf of any of the Acquired Companies, has, directly or indirectly in connection with the conduct of any business of any Acquired Company:

(i)    made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Official, candidate for public office, political party or political campaign, or any official of such party or campaign;

(ii)    paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature;

(iii)    made, offered or promised to make or offer any unlawful contribution, gift entertainment or other unlawful expenditure relating to political activity and related in any way to the business of any Acquired Company; or

(iv)    violated any provision of the Foreign Corrupt Practices Act or any other applicable Legal Requirement relating to anti-corruption or anti-bribery.

2.12    Governmental Authorizations. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (a) the Acquired Companies hold, and since January 1, 2015 have held, all Governmental

Authorizations, and have made all necessary filings required under applicable Legal Requirements, necessary to enable each of the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (b) all such Governmental Authorizations are valid and in full force and effect; (c) each Acquired Company is in material compliance with the terms and requirements all Governmental Authorizations held by such Acquired Company; and (d) since January 1, 2015, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

2.13    Tax Matters.

(a)    Each of the income Tax Returns and other material Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (each such Tax Return, an “Acquired Company Return”) (i) has been or will be timely filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, accurate, correct, and complete in all material respects and in compliance with all applicable Legal Requirements in all material respects. All material Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with U.S. generally accepted accounting principles) on or before the Closing Date, other than such Taxes as are being contested in good faith by the Acquired Companies. All material Taxes which the Acquired Companies are, or have been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Body, and the Acquired Companies have complied with all reporting and record retention requirements related to such Taxes in all material respects.

(b)    The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent material liabilities of the Acquired Companies for Taxes, including for Taxes accruing but not yet due, with respect to all taxable periods ending on or before the Closing Date in accordance with U.S. generally accepted accounting principles.

(c)    No material audits or examinations by any Governmental Body of any Acquired Company Return is ongoing or pending. No extension or waiver of the limitation period for the assessment or collection of material Taxes applicable to any of the Acquired Company Returns has been granted, and no such extension or waiver has been requested from any Acquired Company. No written claim has been made by any Governmental Body in a jurisdiction where a given Acquired Company has never filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes imposed by that jurisdiction.

(d)    No material claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any material Tax. There are no material liens for Taxes upon any of the assets of any of the Acquired Companies that are not provided for in the Company SEC Documents, except for Permitted Encumbrances.

(e)    None of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local, or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax law) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

(f)    No Acquired Company has (i) been, in the past five years, a member of an affiliated, combined, unitary or other similar group filing consolidated, combined, unitary or other similar Tax Returns (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes of any Person (other than an Acquired Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(g)    The Acquired Companies have complied in all material respects with Section 482 of the Code or any similar provision of U.S., state, local or foreign Tax law relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(h)    No Acquired Company (i) has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since November 1, 2015 or (ii) participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)    None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for any agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing, or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes).

(j)    Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 2.4, this Section 2.13 and Section 2.14 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

2.14    Employee and Labor Matters; Benefit Plans.

(a)    Part 2.14(a) of the Company Disclosure Schedule accurately sets forth, in all material respects and as of the date of this Agreement, with respect to each employee of each of the Acquired Companies (including any employee of any of the Acquired Companies who is on a leave of absence):

(i)    the employee identification number of such employee, the principal location where such employee works (country, state/province, and city/town), the Acquired Company by which such employee is employed and the date as of which such employee was originally hired by such Acquired Company;

(ii)    such employee’s title (including whether full-time or part-time) and, if such employee is a U.S. employee, whether such U.S. employee is classified as exempt or non-exempt for wage and hour purposes;

(iii)    whether such employee is paid on a salary, hourly, commission or other basis;

(iv)    such employee’s current annual base compensation rate and any available incentive-based compensation (including commission rate, anticipated annualized commissions and bonus opportunity) as of the date of this Agreement;

(v)    such employee’s accrued vacation or paid time off; and

(vi)    whether such employee is on leave, and if so, the type of leave, the reason for the leave, and the estimated duration/return date.

(b)    There are no changes of employment status already in process as of the date of this Agreement with respect to any employee of any of the Acquired Companies at the level of director or above, or making $250,000 or more in total annual compensation, such as pending resignations or terminations. Additionally, to the knowledge of the Company:

(i)    no employee of any of the Acquired Companies at the level of director or above, or making $250,000 or more in total annual compensation, has provided written notice that he or she intends to terminate his or her employment with the Company;

(ii)    no employee of any of the Acquired Companies is a party to, or is bound by, any written confidentiality agreement, written noncompetition agreement or other written restrictive covenant agreement (with any Person) that has a material and adverse effect on (A) the performance by such employee of any of such Person’s duties or responsibilities as an employee of such Acquired Company or (B) the business or operations of any of the Acquired Companies; and

(iii)    (A) no current or former employee of any of the Acquired Companies is, or since November 1, 2016 has been, in material violation of any term of any employment, consulting or restrictive covenant agreement (including any non-disclosure agreement, non-solicitation agreement or noncompetition agreement), fiduciary duty or similar obligations to any Acquired Company and (B) no current employee of any of the Acquired Companies is in material violation of any term of any employment, consulting or restrictive covenant agreement (including any non-disclosure agreement, non-solicitation agreement or noncompetition agreement), fiduciary duty or similar obligation to a former employer or engager of such employee, in the case of each of clauses “(A)” and “(B)”, relating to (1) the right of such employee to work for any Acquired Company or (2) the knowledge or use of trade secrets or proprietary information.

(c)    Part 2.14(c) of the Company Disclosure Schedule accurately sets forth, as of the date of this Agreement, a list of the Acquired Companies’ service provider contracts involving $250,000 or more in compensation in the third quarter of fiscal year 2017 or is expected to involve $250,000 or more in compensation in the fourth quarter of fiscal year 2017.

(d)    No employee of any of the Acquired Companies is covered by a collective bargaining agreement or works council agreement or any other material written labor-related agreement with any labor union or labor organization (other than national, industry or sector-level labor-related Contracts), nor is any such agreement currently being negotiated. No Acquired Company is a party to or bound by any collective bargaining agreement or works council agreement or other material written labor-related agreement (other than national, industry or sector-level labor-related Contracts) and, since January 1, 2015, no Acquired Company has received a written request by any labor union or labor organization to negotiate or enter into any such collective bargaining agreement or works council agreement or other material written labor-related agreement. No Acquired Company has a duty to recognize or bargain with any labor union or labor organization or other Person purporting to act as the bargaining representative of any employee or independent contractor of any Acquired Company with respect to wages, hours or other terms and conditions of employment or to engage in effects bargaining relating to or in connection with, or to provide advance notice of, any of the Contemplated Transactions.

(e)    None of the Acquired Companies is, or to the knowledge of the Company has been during the past two years, engaged in any unfair labor practice of any material nature. There is no pending or, to the knowledge of the Company, threatened labor strike, slowdown, walk-out, lockout, work stoppage, material labor dispute or union organizing activity affecting any of the Acquired Companies or any of their employees. Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, and except as would not materially affect the business and operations of the Acquired Companies, taken as a whole, there is no: (i) Legal Proceeding with respect to employment or other labor matters (including, relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices) existing, pending or, to the knowledge of the Company, threatened against or involving any Acquired Company in any judicial, regulatory or administrative forum or under any private dispute resolution procedure; or (ii) material private, written settlement agreement in respect of any labor or employment matters under which any of the Acquired Companies has any outstanding obligations.

(f)    Except as would not reasonably be expected to, in the aggregate, materially affect the business and operations of the Acquired Companies, taken as a whole: (i) each individual that renders services to an Acquired Company that is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is, in each case, properly classified for all purposes (including (1) Tax reporting, (2) Fair Labor Standards Act purposes, (3) applicable Legal Requirements governing the payment of wages (including overtime), and (4) participation in or rights under any Company Employee Plan), and (ii) each Acquired Company treats all such individuals in accordance with all applicable Legal Requirements.

(g)    Part 2.14(g) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of all material Company Employee Plans and material Company Employee Agreements and separately identifies each material Foreign Plan. None of the Acquired Companies has committed in writing to establish or enter into any new material Company Employee Plan or Company Employee Agreement, or to materially modify any material Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirement).

(h)    The Company has Made Available to Parent, in each case, solely to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iv) all material written Contracts relating to each material Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all related trust agreements, insurance contracts and funding agreements; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan; (vii) all insurance policies in the possession of any of the Acquired Companies or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(i)    Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, each Company Employee Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, opinion or advisory letter as to its qualified status under the Code, and to the knowledge of the Company nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material claim or Legal Proceeding pending, or, to the knowledge of the Company, that has been threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. There is no audit, inquiry or other Legal Proceeding pending or, to the knowledge of the Company, that has been threatened by the IRS, the U.S. Department of Labor or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All material contributions, material premiums and other material payments required by and due under the terms of each Company Employee Plan have been timely paid or accrued in accordance with U.S. generally accepted accounting principles or other local law accounting requirements. Each Foreign Plan that is required to be registered or approved by any Governmental Body under the Legal Requirements of the applicable foreign country has been so registered or approved except as would not result in material liability to the Acquired Companies, taken as a whole.

(j)    Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or has within the past six years, maintained, established, sponsored, participated in or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) “defined benefit plan,” within the meaning of Section 3(35) of ERISA, or Company Employee Plan that is otherwise subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” as defined in ERISA or the Code; (iv) “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code; or (v) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not result in material liability to the Acquired Companies, taken as a whole, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide in full for the accrued benefit obligations determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations.

(k)    No Company Employee Plan provides retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or any other applicable Legal Requirement and at the sole expense of the participant or the participant’s beneficiary.

(l)    Except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in connection with the occurrence of any additional, previous or subsequent event): (i) result (either alone or in combination with any other circumstance or event) in any payment (whether of severance pay or otherwise) from any Acquired Company or any Company Affiliate becoming due, or increase the amount of compensation due, to any Company Employee; (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits due from any Acquired Company or any Company Affiliate to any Company Employee; (iii) result in the forgiveness of indebtedness of any Company Employee; (iv) materially increase any benefit otherwise payable under any Company Employee Plan; (v) create an obligation to fund any benefit with respect to any Company Employee; or (vi) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Employee as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Employee for any Taxes incurred by such Company Employee, including under Sections 409A and 4999 of the Code.

(m)    Except as would not result in material liability to any Acquired Company, each Acquired Company: (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, labor relations, employment discrimination, harassment and retaliation, human rights, pay equity, equal employment opportunities, reasonable accommodation, disability rights and benefits, child labor, occupational safety and health, immigration, employment standards, overtime compensation, employee classification, independent contractor classification, meal and rest periods, hiring and termination, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation, pension and unemployment insurance, employment-related Taxes, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Acquired Companies, including the health care continuation requirements of COBRA, the requirements of FMLA, and any similar provision of any Legal Requirement in any applicable jurisdiction; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by written agreement to be withheld and reported with respect to wages, salaries and other payments or benefits provided to employees of the Acquired Companies; (iii) is not liable for any arrears of wages, payments, benefits or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Acquired Companies (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not result in material liability to the Acquired Companies, taken as a whole, there is no pending or, to the knowledge of the Company, threatened claim or Legal Proceeding against any of the Acquired Companies under any worker’s compensation policy or disability policy, or similar policy. To the knowledge of the Company, each employee of the Acquired Companies has appropriate permission and/or authorization to work in the jurisdiction where such employee works.

(n)    No Acquired Company covered by the WARN Act or any comparable Legal Requirement in any jurisdiction, individually or collectively, has since December 31, 2016 implemented any “plant closing” or “mass layoff” of (or similar material employment event affecting) employees (as those terms are defined in the WARN Act or in any such comparable Legal Requirement), and as of the date of this Agreement no layoffs that would implicate the WARN Act or any such comparable Legal Requirement are currently planned or in progress. No Acquired Company has any outstanding material liability under the WARN Act or any comparable Legal Requirement in any jurisdiction.

2.15    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies: (a) each of the Acquired Companies is and, since January 1, 2015, has been in compliance with all applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by any of the Acquired Companies (including soils and surface and ground waters) are contaminated with any Materials of Environmental Concern; (c) none of the Acquired Companies has received (i) any written notice, letter or request for information stating that it may be in violation of any Environmental Law, or liable under any Contract, for any contamination by Materials of Environmental Concern or (ii) any allegation of current or historical non-compliance with any Environmental Law or liability under any Environmental Law; and (d) each Acquired Company possesses, and is and has been in compliance with, all material Governmental Authorizations required under applicable Environmental Laws. The Company has Made Available to Parent all material records concerning compliance and non-compliance with, and liability under, any Environmental Law and all environmental site assessments and audits of any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Companies or any of their predecessors that are in the possession or control of the Company.

2.16    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, as of the date of this Agreement: (a) all insurance policies of the Acquired Companies are in full force and effect, except for policies that have expired under their terms in the ordinary course; (b) no written notice of default or termination has been received by any Acquired Company in respect thereof; and (c) all premiums due thereon have been paid in full.

2.17    Legal Proceedings; Orders. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies: (a) there is no Legal Proceeding currently pending against or that, to the knowledge of the Company, has been threatened against any Acquired Company; and (b) there is, to the knowledge of the Company, no investigation by any Governmental Body pending or threatened against any Acquired Company. No Acquired Company is subject to any orders, decrees or rulings that would reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies.

2.18    Top Customers and Top Suppliers.

(a)    Part 2.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors): (i) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2016 or the nine-month period ended September 30, 2017, based on amounts paid or payable; or (ii) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Top Customer”). As of the date of this Agreement, no Acquired Company has any pending material dispute with any Top Customer. To the knowledge of the Company, no Acquired Company has received written notice from any Top Customer to the effect that such Top Customer will not continue as a customer of any of the Acquired Companies or that such Top Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

(b)    Part 2.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier or service provider: (i) who was one of the 10 largest sources of amounts paid or payable to suppliers for the Acquired Companies during fiscal year 2016 or the nine-month period ended September 30, 2017, based on amounts paid or payable; or (ii) that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Top Supplier”). As of the date of this Agreement, no Acquired Company has any pending material dispute with any Top Supplier. As of the date of this Agreement, to the knowledge of the Company, no Acquired Company has received written notice from any Top Supplier that such Top Supplier will not continue as a supplier of any of the Acquired Companies or that such Top Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

2.19    Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions (subject to, in the case of the consummation of the Merger, the adoption of this Agreement by the Required Company Stockholder Vote). The board of directors of the Company (at a meeting duly called and held on November 19, 2017) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (b) declared this Agreement, the Merger and the other Contemplated Transactions advisable; (c) approved and adopted this Agreement, including the Merger and the other Contemplated Transactions, in accordance with the DGCL; and (d) resolved to make the Company Board Recommendation, subject to Section 5.2(d). As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to adoption of this Agreement by the Required Company Stockholder Vote. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.20    Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.10, the board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.21    Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.22    Non-Contravention; Consents. None of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies; (b) contravene or conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies; (d) contravene or conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify in any material respect any term of such Material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies, except with respect to clauses “(b)” through “(e),” for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust law or regulation and the Nasdaq Rules and listing standards, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (B) the consummation of the Merger or any of the other Contemplated Transactions, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

2.23    Fairness Opinion. The Company’s board of directors has received from each of Qatalyst Partners LP (“Qatalyst”) and J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisors to the Company, its respective opinion to the effect that, as of the date of its opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Company Common Stock in the Merger pursuant to the terms of this Agreement is fair, from a financial point of view, to such holders (other than Parent or any affiliates of Parent) entitled to receive such consideration. The Company will furnish complete copies of each such written opinion to Parent as soon as practicable following the execution of this Agreement for informational purposes only.

2.24    Advisors’ Fees. Except for Qatalyst and J.P. Morgan, no Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has Made Available to Parent accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst, J.P. Morgan and the Company’s legal advisors.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (a) in the Parent SEC Documents filed with the SEC at least two Business Days prior to the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Parent SEC Documents that are not publicly available on EDGAR on the date that is two Business Days prior to the date of this Agreement) or (b) in the Parent Disclosure Schedule (subject to Section 9.6), Parent and Merger Sub represent and warrant to the Company as follows:

3.1    Due Organization; Subsidiaries; Etc.

(a)    Parent is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is, to the extent required, duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on Parent.

(b)    Parent has Made Available to the Company (a) accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto through the date of this Agreement and (b) the final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of common shares and board of directors (and the audit committee thereof) of Parent for the period from February 1, 2015 through the date of this Agreement. The final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (and the audit committee thereof) of Parent Made Available to the

Company are complete and are redacted only with respect to discussions of the Contemplated Transactions (or other similar strategic transactions) and with respect to financial metrics for performance awards, and not with respect to any other matter. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter documents), including all amendments thereto, of such Entity.

3.2    Capitalization, Etc.

(a)    The authorized share capital of Parent consists of: (i) 992,000,000 Parent Common Shares; and (ii) 8,000,000 Parent Preferred Shares. As of the close of business on November 16, 2017 (the “Parent Listing Date”): (i) 491,141,269 Parent Common Shares were issued; (ii) no Parent Preferred Shares were issued; (iii) 13,467,860 Parent Common Shares were subject to issuance pursuant to Parent Options; (iv) 10,031,228 Parent Common Shares were subject to issuance pursuant to Parent RSUs; and (v) 1,610,235 Parent Common Shares (assuming achievement of the target level of performance at the end of the applicable performance period) were subject to issuance pursuant to Parent PRSUs.

(b)    As of the close of business on the Parent Listing Date: (i) 96,528,676 Parent Common Shares were reserved for future issuance pursuant to Parent’s Amended and Restated 1995 Stock Option Plan, as amended; and (ii) 25,804,402 Parent Common Shares were reserved for future issuance pursuant to Parent’s 2000 Employee Stock Purchase Plan, as amended. From the close of business on the Parent Listing Date until the date of this Agreement, no Parent Common Shares or Parent Preferred Shares have been issued except for Parent Common Shares issued pursuant to the exercise of Parent Options or the vesting of Parent RSUs or Parent PRSUs, in each case outstanding on the Parent Listing Date and in accordance with their terms.

(c)    All of the issued Parent Common Shares have been duly authorized and validly issued, and are fully paid and no further capital calls can be made in respect of such shares.

(d)    As of the Parent Listing Date, except (x) as set forth in Sections 3.2(a) and 3.2(b), (y) for securities owned by Parent or any of its Subsidiaries and (z) for changes since the Parent Listing Date resulting from the exercise of Parent Options outstanding on the Parent Listing Date or the vesting of Parent RSUs or Parent PRSUs outstanding on the Parent Listing Date in accordance with their terms, there are no there are no: (i) outstanding equity-based compensation awards, subscriptions, options, calls, warrants or other rights, Contracts, arrangements or commitments of any character issued or granted by Parent relating to the issued or unissued shares of Parent (whether or not currently exercisable) or obligating Parent to issue or sell any shares of, or other equity interests in, Parent; (ii) shares of, or other voting securities or ownership interests in, Parent that have been issued by Parent which are outstanding; (iii) outstanding securities, instruments or obligations issued by Parent that are or may become convertible into or exchangeable for any shares or other securities of Parent; (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any shares or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Parent; or (v) stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) or Contracts under which Parent is or may become obligated to sell or otherwise issue any of shares or any other securities of Parent.

3.3    SEC Filings; Financial Statements.

(a)    All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since September 15, 2016 have been so filed on a timely basis. As of their respective dates (or, if the disclosure is amended or superseded by a subsequent filing made prior to the date of this Agreement, then on the date of such subsequent filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to Parent or the Parent SEC Documents. As of the date of this Agreement, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b)    With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Documents, the principal executive officer and principal financial officer of Parent have made all Certifications, and the statements contained in each Certification is accurate and complete and correct as of its date.

(c)    Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) and “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by the Exchange Act. To the knowledge of Parent, Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in Parent’s internal control over financial reporting.

(d)    The financial statements (including any related notes) contained in the Parent SEC Documents filed on or after February 2, 2014, including the Parent Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(e)    Parent is not a party to, nor does Parent have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between Parent, on the one hand, and any unconsolidated Affiliate of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or any material liability of, Parent in Parent’s published financial statements or any of the Parent SEC Documents.

(f)    Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. Parent has no outstanding, nor has Parent arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)    Since February 2, 2014, there have been no changes in any of Parent’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Parent Financial Statements, except as described in the Parent SEC Documents or except as may have been required or permitted by any regulatory authority. The reserves reflected in the Parent Financial Statements have been determined and established in accordance with U.S. generally accepted accounting principles and have been calculated in a consistent manner.

3.4    Absence of Certain Changes or Events. Between January 28, 2017 and the date of this Agreement: (a) there has not been a Material Adverse Effect on Parent and no change, development or event has occurred or circumstance has arisen that, in combination with any other changes, developments, events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect on Parent; and (b) Parent has not declared, accrued, set aside or paid any dividend, other than ordinary quarterly dividends of $0.06 per Parent Common Share.

3.5    Intellectual Property and Related Matters.

(a)    The Parent Entities exclusively own all right, title and interest in and to the Parent IP (including all Intellectual Property Rights in the Parent Products, other than Intellectual Property Rights or Intellectual Property licensed to any of the Parent Entities) free and clear of any Encumbrances (other than Permitted Encumbrances and any license that is not a license to all or substantially all of any Parent Entity’s Patent portfolio), except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

(b)    Part 3.5(b) of the Parent Disclosure Schedule identifies each Contract pursuant to which royalties or other similar payments based on revenues (such as earn-outs) are payable by any Parent Entity to any Person (excluding, for the avoidance of doubt, salaries, benefits, employee invention award programs, any legally-required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors, and Parent Employee Commissions, all of which have been timely paid by the Parent Entities) for the use, license-in, manufacture, sale, offering for sale, copying, distribution or disposition of any Intellectual Property or Intellectual Property Rights of such Person, in each case, other than any such Contract under which the total amounts payable during the four fiscal quarters immediately preceding October 28, 2017 by any Parent Entity to any other Person is less than $5,000,000, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. As used herein, “Parent Employee Commissions” means sales commissions payable to employees according to the applicable Parent Entity’s standard commissions plan.

(c)    All Parent IP that is Registered IP is subsisting, and to the knowledge of Parent, valid and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole, no interference, opposition, cancellation, reissue, review, reexamination, review, proof-of-use proceedings third-party prior art submission, protests or other Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing since November 1, 2014, in which, in each case, the ownership, scope, validity or enforceability of any Parent IP that is Registered IP is being, has been, or would reasonably be expected to be contested or challenged, and, to the knowledge of Parent, there is no basis for a claim that any Parent IP that is Registered IP is invalid or unenforceable or which may entitle any Person to bring a claim of the invalidity or unenforceability thereof against any Parent Entity.

(d)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Parent IP; (ii) a material breach of or material default under any Parent IP Contract; or (iii) the release, disclosure or delivery of any Parent IP or Source Materials for any Parent Product by or to any escrow agent or other third party, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

(e)    To the knowledge of Parent, (i) no Parent Entity and no Parent Product is currently infringing (directly, contributorily, by inducement or otherwise) or otherwise violating any Intellectual Property Right of any other Person or misappropriating any Intellectual Property of any other Person, or (ii) at any time since November 1, 2011, has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person or misappropriated any Intellectual Property of any other Person, in each case, where such infringement, violation, or misappropriation would, individually or in the aggregate, be material to the Parent Entities, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing since November 1, 2016, against any Parent Entity or, to the knowledge of Parent, against any other Person that has asserted against any Parent Entity that such Person is entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding.

(f)    Each Parent Entity has, in accordance with applicable Legal Requirements, taken commercially reasonable efforts to protect its rights in and to its material trade secrets.

(g)    No Parent Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that a Parent Entity grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Parent IP, or part thereof, be: (i) disclosed, distributed, or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. Each Parent Entity has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

3.6    Legal Proceedings; Orders. Except as would not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent (a) there is no Legal Proceeding pending against or that, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries and (b) there is, to the knowledge of Parent, no investigation by any Governmental Body pending or threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is subject to any order, decree or ruling that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect on Parent.

3.7    Authority; Binding Nature of Agreement.

(a)    Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, (subject to, in the case of the Parent Share Issuance, obtaining the Required Parent Shareholder Vote). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Required Parent Shareholder Vote and the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    The board of directors of Parent, as of the date of this Agreement, has unanimously: (i) determined that the Merger and the issuance of Parent Common Shares in connection with the Merger (the “Parent Share Issuance”), on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Parent, and its shareholders; (ii) approved this Agreement, and approved the Parent Share Issuance and the other Contemplated Transactions, in accordance with the Bermuda Companies Act; (iii) determined that the Merger Consideration constitutes fair value for each share of Company Common Stock in accordance with the Bermuda Companies Act; and (iv) resolved to make the Parent Board Recommendation, subject to Section 5.3(d). The board of directors of Merger Sub, as of the date of this Agreement, has unanimously: (i) determined that the Merger, on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) approved and adopted this Agreement, and approved the other Contemplated Transactions, in accordance with the DGCL; and (iii) declared this Agreement, the Merger and the other Contemplated Transactions advisable. As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way.

3.8    Vote Required. The approval of the Parent Share Issuance by the affirmative vote of a majority of the Parent Common Shares represented in person or by proxy at the Parent Shareholders’ Meeting at which a quorum is present (the “Required Parent Shareholder Vote”) is the only vote of Parent’s shareholders required in connection with the consummation of the Merger and the other Contemplated Transactions.

3.9    Non-Contravention; Consents. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, memorandum of association, bye-laws or other charter or organizational documents of either Parent or Merger Sub; (b) contravene or conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (c) contravene or conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; (d) contravene or conflict with, or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent or Merger Sub, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract or (iii) cancel, terminate or modify in any material respect any term of such material Contract; or (e) other than in connection with the Debt Financing, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub, except with respect to clauses “(b)” through “(e),” for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the Bermuda Companies Act, the HSR Act, any foreign antitrust law or regulation and the Nasdaq Rules and listing standards, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

3.10    Stock Ownership. None of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in, the Company, other than shares of Company Common Stock subject to voting agreements in favor of Parent executed by any stockholder of the Company.

3.11    Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and Merger Sub has not conducted any material business prior to the date of this Agreement and has no material assets, material liabilities or material obligations of any nature, other than those incident to its formation and pursuant to this Agreement, the Merger and the other Contemplated Transactions.

3.12    Financing.

(a)    Parent has delivered to the Company an accurate and complete copy of the executed commitment letter, dated the date of this Agreement (together with all exhibits, annexes, schedules and attachments thereto, and each as it may be amended, restated, supplemented, modified or waived in accordance with Section 5.15, the “Debt Commitment Letter”), among Parent, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein to Parent for purposes of funding the Contemplated Transactions (the “Committed Debt Financing”). Parent has also delivered to the Company accurate and complete copies of any and all executed fee letter(s) (with only the fee amounts and other pricing or commercially sensitive amounts that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under (excluding the effect of original issue discount or upfront fees), the Committed Debt Financing redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”).

(b)    Assuming (i) the Committed Debt Financing is funded in accordance with the Debt Commitment Letter, (ii) the Company’s compliance with its covenants and obligations contained in this Agreement, such that the conditions set forth in Section 6 would be satisfied, and (iii) the accuracy of the representations and warranties made by the Company in this Agreement, such that the condition set forth in Section 6.1 would be satisfied, the aggregate proceeds from the Committed Debt Financing when funded in accordance with the Debt Commitment Letter, together with all other sources of cash or other financing available to Parent, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment when due of the Merger Consideration, and all costs and expenses of the Contemplated Transactions which become due or payable by the Surviving Corporation or any Acquired Company in connection with the Merger, and any repayment or refinancing of indebtedness (including indebtedness under the Company Credit Agreement) contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”).

(c)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent, subject to the Enforceability Exceptions. As of the date of this Agreement, (i) the Debt Commitment Letter (including the commitments contained therein) has not been withdrawn, terminated, reduced or rescinded and (ii) to the knowledge of Parent, no withdrawal, termination, reduction, rescission, amendment or modification of the Debt Commitment Letter is contemplated (except for any amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents or similar entities in the manner contemplated by the Debt Commitment Letter and any reduction in the amount of the Committed Debt Financing as expressly contemplated by the Debt Commitment Letter). As of the date of this Agreement, to the knowledge of Parent, the Debt Commitment Letter is a legal, valid and binding obligation of the Financing Sources party thereto, enforceable against such Financing Sources in accordance with its terms, subject to the Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Committed Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and has satisfied all of the other terms and conditions required to be satisfied by Parent as of the date of this Agreement. As of the date of this Agreement, except as set forth in the Debt Commitment Letter or any Fee Letter, there are no side letters or other agreements, contracts, understandings or arrangements of any kind relating to the Debt Commitment Letter or the Committed Debt Financing contemplated therein that would reasonably be expected to affect the availability of the Committed Debt Financing contemplated by the Debt Commitment Letter. As of the date of this Agreement, assuming (x) the Company’s compliance with its covenants and obligations contained in this Agreement, such that the conditions set forth in Section 6 would be satisfied, and (y) the accuracy of the representations and warranties made by the Company in this Agreement, such that the condition set forth in Section 6.1 would be satisfied, (A) no event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition by Parent or, to the knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter and (B) Parent does not have any reason to believe that any of the conditions to the Committed Debt Financing set forth in the Debt Commitment Letter will not be satisfied by Parent on or prior to the Closing Date. Without limiting the obligations of the Company hereunder, including Section 5.15, Parent and Merger Sub acknowledge that their obligations hereunder to consummate the Merger and the other Contemplated Transactions are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds therefor.

3.13    Solvency. Assuming (a) the representations and warranties contained in Section 2 are accurate (in each case, disregarding all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties), (b) the satisfaction of the condition contained in Section 6.2 and (c) immediately prior to the Effective Time, the Company and its Subsidiaries are Solvent (substituting references to “Parent” in such definition with references to the “Company”), immediately following the Closing, after giving effect to the Contemplated Transactions, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means, with respect to Parent and its Subsidiaries, taken as a whole, immediately following the Closing, that: (i) the fair value of the property of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is greater than the total amount of liabilities, including, contingent liabilities, of Parent and its Subsidiaries, taken as a whole, immediately following the Closing; (ii) the present fair salable value of the assets of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is not less than the amount that will be required to pay the probable liability of Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, do not have outstanding debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (iv) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and are not proposing to engage in a business or a transaction, for which Parent’s and its Subsidiaries’ property, taken as a whole, would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed under this Section 3.13 as the amount that, in the light of all the facts and circumstances existing immediately following the Closing, is probable to become an actual or matured liability.

3.14    Fairness Opinion. Parent’s board of directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio and the Per Share Cash Amount, taken in the aggregate, to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will furnish to the Company a copy of the written opinion promptly following the execution of this Agreement for informational purposes only.

3.15    Advisors’ Fees. Except for Goldman Sachs & Co. LLC, no Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.16    Tax Matters.

(a)    Each of the income Tax Returns and other material Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date (each such Tax Return, a “Parent Return”) (i) has been or will be timely filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, accurate, correct, and complete in all material respects and in compliance with all applicable Legal Requirements in all material respects. All material Taxes of Parent and each of its Subsidiaries for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with U.S. generally accepted accounting principles) on or before the Closing Date, other than such Taxes as are being contested in good faith by Parent or its

Subsidiaries. All material Taxes which Parent or any of its Subsidiaries are, or have been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Body, and Parent and each of its Subsidiaries have complied with all reporting and record retention requirements related to such Taxes in all material respects.

(b)    The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent material liabilities of Parent and each of its Subsidiaries for Taxes, including for Taxes accruing but not yet due, in accordance with U.S. generally accepted accounting principles.

(c)    No material audits or examinations by any Governmental Body of any Parent Return is ongoing or pending. No extension or waiver of the limitation period for the assessment or collection of material Taxes applicable to any of the Parent Returns has been granted, and no such extension or waiver has been requested from the Parent or any of its Subsidiaries. No written claim has been made by any Governmental Body in a jurisdiction where the Parent or a given Subsidiary of Parent has never filed Tax Returns asserting that the Parent or such Subsidiary is or may be subject to Taxes imposed by that jurisdiction.

(d)    No material claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent or any of its Subsidiaries in respect of any material Tax. There are no material liens for Taxes upon any of the assets of the Parent or its Subsidiaries that are not provided for in the Parent SEC Documents, except for Permitted Encumbrances.

(e)    Neither Parent nor any of its Subsidiaries will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local, or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax law) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

(f)    Neither Parent nor any of its Subsidiaries has (i) been, in the past five years, a member of an affiliated, combined, unitary or other similar group filing consolidated, combined, unitary or other similar Tax Returns (other than a group the common parent of which was Parent) or (ii) any liability for the Taxes of any Person (other than Parent or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(g)    Parent and its Subsidiaries have complied in all material respects with Section 482 of the Code or any similar provision of U.S., state, local or foreign Tax law relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(h)    Neither Parent nor any of its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for any agreement (i) solely between the Parent and its Subsidiaries, (ii) that will terminate as of Closing, or (iii) entered into in and not primarily related to the allocation or sharing of Taxes).

(i)    Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties of Parents with respect to Taxes.

Section 4.    CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1    Access and Investigation; Confidentiality.

(a)    During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall ensure that each of the other Acquired Companies shall, provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ properties, books and records, personnel, assets and such additional financial, operating and other data and information regarding the Acquired Companies as Parent may reasonably request for purposes reasonably related to the facilitation or consummation of any of the Contemplated Transactions (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor), in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the normal business operations of the Acquired Companies. Notwithstanding anything to the contrary contained in this Agreement: (A) nothing in this Section 4.1(a) shall permit invasive digging or testing at any current or former property of any Acquired Company or require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives if such disclosure would (x) violate any applicable Legal Requirement or Contract or (y) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company; and (B) if any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on clause “(A)” above, the Company shall (1) promptly (and in any event within two Business Days) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege

(b)    During the Pre-Closing Period, Parent shall, and shall ensure that its Significant Subsidiaries shall, provide the Company and the Company’s Representatives with reasonable access to Parent’s and its Significant Subsidiaries’ properties, books and records, personnel, assets and such additional financial, operating and other data and information regarding Parent and its Significant Subsidiaries as the Company may reasonably request for purposes reasonably related to the facilitation or consummation of any of the Contemplated Transactions (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor), in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the normal business operations of Parent and its Significant Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement: (A) nothing in this Section 4.1(b) shall permit invasive digging or testing at any current or former property of Parent or any of its Subsidiaries or require Parent, any of its Subsidiaries or any of its or their respective Representatives to disclose any information to the Company or any of its Representatives if such disclosure would (1) violate any applicable Legal Requirement or Contract or (2) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by Parent or any of its Subsidiaries; and (B) if Parent or such Subsidiary does not provide or cause its Representatives to provide such access or such information in reliance on clause “(A)” above, it shall provide notice to the Company that it is withholding such access or such information and shall (1) promptly (and in any event within two Business Days) provide a written notice to the Company stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege.

(c)    The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time (except that (i) Parent’s obligations under Sections 13 and 14 thereof shall terminate upon the execution and delivery of this Agreement and (ii) notwithstanding anything to the contrary contained in the Confidentiality Agreement, Parent or any of its Affiliates may disclose Confidential Information (as defined in the Confidentiality Agreement) of the Company or any of its Subsidiaries to the Financing Sources and the Financing Source Related Parties (in each case, without any obligation on the part of the Financing Sources or the Financing Source Related Parties to comply with the terms of the Confidentiality Agreement) so long as the Financing Sources are subject to confidentiality undertakings that are at least as restrictive as those applicable to the Financing Sources under the Debt Commitment Letter).

4.2    Operations of the Company’s and Parent’s Businesses.

(a)    During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(a) of the Company Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course in all material respects and substantially in accordance with past practices; and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies (A) preserves intact its current business organization, (B) keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of any officers or employees that are not at the level of vice president or above) and (C) maintains in the ordinary course of business its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and all other Persons having material business relationships with such Acquired Company.

(b)    During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(b) of the Company Disclosure Schedule, the Company shall not, and shall ensure that the other Acquired Companies do not:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)    sell, issue, grant or authorize the issuance or grant of: (A) any capital stock or other security; (B) any option, restricted stock unit, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue Company Common Stock upon the valid exercise of Company Options or upon the vesting of Company RSUs or Company PRSUs in accordance with their terms, in each case, outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices and amounts: (x) grant options and restricted stock units with time-based vesting under the Company Equity Plans to employees hired by the Company after the date of this Agreement; and (y) in addition to options and restricted stock units granted to employees hired by the Company after the date of this Agreement, grant time-based vesting restricted stock units or performance restricted stock units under the Company Equity Plans as set forth in Part 4.2(b)(ii) of the Company Disclosure Schedule);

(iii)    amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans, any provision of any agreement evidencing any outstanding stock option, restricted stock unit or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv)    amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, plan or scheme of arrangement, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)    adopt a plan of complete or partial liquidation or dissolution;

(vi)    form any material Subsidiary or acquire any material equity interest or other material interest in any other Entity;

(vii)    make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $500,000 in the aggregate);

(viii)    enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or amend or terminate, or waive or exercise any material right or remedy under (A) any material Company IP Contract or (B) any other Material Contract under which any Acquired Company has made or received, or is expected to make or receive, aggregate payments under such Contract in excess of $3,500,000, in each case, other than in the ordinary course of business consistent with past practice;

(ix)    enter into or become bound by any Contract containing any material exclusivity provision that restricts any Acquired Company’s ability to: (A) engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, other than a sales representative agreement; or (B)(1) acquire any material product or other asset or license any Intellectual Property from, or provide any service to, any other Person, (2) sell any material product or other material asset to or perform any other service for any other Person or (3) grant a license to any material Company Product or any material Company IP, in each case other than (aa) in the ordinary course of business (which, for the avoidance of doubt, shall include any Acquired Company’s ASIC development services) and (bb) purchase orders that are entered into in the ordinary course of business consistent with past practices;

(x)    enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(xi)    acquire, lease or license any material assets from any other Person or sell or otherwise dispose of, or lease or license, any material assets to any other Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practices, the renewal of any non-material Real Property Lease upon the expiration thereof for a renewal term no greater than 12 months and the acquisition, leasing or licensing of any tangible asset in accordance with the Company’s capital expenditure budget) or waive or relinquish any material right;

(xii)    lend money to any Person, or incur or guarantee any indebtedness (except that the Acquired Companies may (A) make borrowings under the Company Credit Agreement and (B) lend money to any Acquired Company, or incur any indebtedness to, or guarantee any indebtedness of, any Acquired Company, in each case in the ordinary course of business and in accordance with past practices);

(xiii)    establish, adopt, materially amend or terminate any Company Employee Plan or Company Employee Agreement, pay or make any new commitment to make any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise, except as otherwise permitted under Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or employees (except that the Company may: (A) make routine, reasonable salary increases in the ordinary course of business consistent with past practices in connection with the Company’s customary employee review process (with such increases not to exceed, in the aggregate, the amounts set forth in Part 4.2(b)(xiii) of the Company Disclosure Schedule); (B) grant and pay customary bonus payments and profit sharing payments in the ordinary course of business consistent with past practices; and (C) renew any existing Company Employee Plan in the ordinary course of business consistent with past practices);

(xiv)    hire any new employee at the level of vice president or above (except in order to fill a position at the level of vice president or above vacated after the date of this Agreement) or hire any new employee with an annual base salary in excess of $300,000 (except in order to fill a position vacated after the date of this Agreement in which the individual who vacated the position had an annual base salary in excess of $300,000), promote any employee (except (A) in order to fill a position vacated after the date of this Agreement or (B) in the case of any employee below the vice president (or equivalent) level, in the ordinary course of business), or engage any consultant or independent contractor for a period exceeding 30 days (except for arrangements entered into in the ordinary course of business consistent with past practices that are either (1) terminable at will or (2) consistent with the Company’s past practices with respect to notice periods and termination payments);

(xv)    change in any material respect (A) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) any of its methods of accounting or accounting practices, including with respect to Taxes (other than in accordance with U.S. generally accepted accounting principles);

(xvi)    except as set forth in Part 4.2(b)(xvi) of the Company Disclosure Schedule (A) change any material method of Tax accounting or make any material Tax election (or allow any material Tax election previously made to expire) that is inconsistent with positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), (B) prepare or file any material Tax Return or amended Tax Return inconsistent with past practice, (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xvii)    commence or settle any material Legal Proceeding, other than (A) any settlement that involves only the payment of an amount that is less than $1,000,000 and includes a full release in favor of the applicable Acquired Company or (B) settlements entered into in accordance with Section 5.12;

(xviii)    other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such transfer or repatriation; provided, however, in the event that (A) the Company notifies Parent of any such proposed transfer or repatriation and (B) Parent fails to promptly and in good faith consider such proposed transfer and repatriation and respond to the Company with respect thereto, the written consent of Parent for such transfer or repatriation shall be deemed to have been obtained by the Company;

(xix)    become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xx)    cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxi)    authorize, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least three Business Days before such action is taken, the Company shall (to the extent legally permissible) deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(c)    During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) any inaccuracy in any representation or warranty made by the Company in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions to closing set forth in Section 6.1 not to be satisfied; (iii) any breach of any covenant or obligation of the Company that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 6.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or any claim threatened, commenced or asserted against or with respect to any of the Acquired Companies that would reasonably be expected to be material to the Acquired Companies, taken as a whole. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)    During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(d) of the Parent Disclosure Schedule, Parent shall not, and shall ensure that its Subsidiaries do not:

(i)    amend its memorandum of association or bye-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the other Contemplated Transactions or have a material and adverse impact on the value of the Parent Common Shares;

(ii)    adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring, recapitalization or other similar reorganization of Parent;

(iii)    issue, split, combine, subdivide or reclassify any Parent shares, or declare or pay any dividend of any Parent shares, or other distribution in respect of any Parent shares or otherwise make any payments to shareholders in their capacity as such (other than (A) ordinary quarterly cash dividends, (B) issuances of Parent Common Shares (1) pursuant to Parent’s equity plans or employee share purchase plan, (2) in connection with the exercise of equity-based awards granted pursuant to Parent’s equity plans or (3) in connection with acquisitions having a value of $100,000,000 or less, or otherwise consistent with past practice and (C) the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s equity plans in the ordinary course of business consistent with past practice);

(iv)    acquire, or enter into or publicly announce a definitive agreement to acquire, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, purchase of assets, purchase of shares, tender offer or exchange offer or similar transaction) that, at the time such action is taken, would reasonably be expected to materially delay or prevent the consummation of the Merger; or

(v)    authorize, agree, commit or offer to take any of the actions described in clauses “(i)” through “(iv)” of this Section 4.2(d).

If Parent expects to rely on clause “(w)” of this Section 4.2(d) to take, or permit any of its Subsidiaries to take, any action that would otherwise be prohibited by this Section 4.2(d), then at least three Business Days before such action is taken, Parent shall (to the extent legally permissible) deliver a written notice to the Company stating that Parent intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(e)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) any inaccuracy in any representation or warranty made by Parent in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions to closing set forth in Section 7.1 not to be satisfied; (iii) any breach of any covenant or obligation of Parent that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or any claim threatened, commenced or asserted against or with respect to Parent that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(f)    Notwithstanding anything to the contrary contained in this Agreement, during the Pre-Closing Period, the Company shall not, and shall ensure that the other Acquired Companies do not, increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) payable to any executive officer of the Company or any individual listed in Part 4.2(f) of the Parent Disclosure Schedule.

4.3    No Solicitation by the Company.

(a)    The Company shall not, directly or indirectly, and shall ensure that each of the other Acquired Companies do not, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their Representatives): (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal or Company Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in response to a Company Acquisition Proposal or Company Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal; (iv) approve, endorse or recommend any Company Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as described in clause “(D)(2)” below); or (vi) publicly propose to do any of the foregoing described in clauses “(i)” through “(v)” above; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions or negotiations with, any Person in response to a Company Acquisition Proposal that is submitted to the Company by such Person (and has not been withdrawn) if (A) none of the Acquired Companies or any of their respective Representatives shall have materially breached any of the provisions set forth in this Section 4.3, (B) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Offer, (C) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, (D) at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company (1) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person, (2) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Acquired Companies, “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that, for purposes of this clause “(D)(2)” only, the amendment to the Confidentiality Agreement referred to in Section 4.1(c) shall be disregarded), and which shall permit the Company to comply with the terms of Section 4.3(b) and (3) furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any Acquired Company acting or purporting to act on behalf of any of the Acquired Companies which, if taken by the Company, would constitute a breach of any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b)    The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal or Company Acquisition Inquiry or any related request for nonpublic information) advise Parent orally and in writing of any Company Acquisition Proposal or Company Acquisition Inquiry or any related request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Company Acquisition Proposal, Company Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Company or any of its Representatives from such Person or any of such Person’s Representatives setting forth such terms and conditions) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed, on a reasonably current basis, with respect to the status of any such Company Acquisition Proposal, Company Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or written communications between any Acquired Company or any of its Representatives, on the one hand, and the Person that made such Company Acquisition Proposal, Company Acquisition Inquiry or request or any of its Representatives, on the other hand, relating to such Company Acquisition Proposal, Company Acquisition Inquiry or request) and shall promptly (and in no event later than 24 hours) notify Parent orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Company Acquisition Proposal or Company Acquisition Inquiry pursuant to this Section 4.3.

(c)    The Company shall, and shall ensure that each of the other Acquired Companies shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Company Acquisition Proposal or Company Acquisition Inquiry.

(d)    The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company shall also promptly (i) request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Company Acquisition Proposal or investment in any Acquired Company to return or destroy all confidential information heretofore furnished to such Person or any of such Person’s Representatives by or on behalf of any of the Acquired Companies and (ii) except as otherwise permitted by the proviso to Section 4.3(a), prohibit any third party from having access to any physical or electronic data rooms relating to any possible Company Acquisition Proposal or Company Acquisition Inquiry.

4.4    No Solicitation by Parent.

(a)    Parent shall not, directly or indirectly, and shall ensure that each of its Subsidiaries do not, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding Parent or any of its Subsidiaries to any Person in response to a Parent Acquisition Proposal or Parent Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal; (iv) approve, endorse or recommend any Parent Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as described in clause “(D)(2)” below); or (vi) publicly propose to do any of the foregoing described in clauses “(i)” through “(v)” above; provided, however, that prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote, this Section 4.4(a) shall not prohibit Parent from furnishing nonpublic information regarding Parent or any of its Subsidiaries to, or entering into discussions or negotiations with, any Person in response to a Parent Acquisition Proposal that is submitted to Parent by such Person (and has not been withdrawn) if (A) neither Parent nor any Representative of Parent or any of its Subsidiaries shall have materially breached any of the provisions set forth in this Section 4.4(a), (B) the board of directors of Parent determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel, that such Parent Acquisition Proposal constitutes or could reasonably be expected to lead to a Parent Superior Offer, (C) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law, (D) at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Parent (1) gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions or negotiations with, such Person, (2) receives from such Person, and delivers to the Company a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and its Subsidiaries, “standstill” provisions no less favorable to Parent than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to Parent than the provisions of the Confidentiality Agreement (and which shall permit Parent to comply with the terms of Section 4.4(b)) and (3) furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action taken by any Representative of Parent or any of its Subsidiaries acting or purporting to act on behalf of Parent or any of its Subsidiaries which, if taken by Parent, would constitute a breach of any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 4.4 by Parent.

(b)    Parent shall promptly (and in no event later than 24 hours after receipt of any Parent Acquisition Proposal or Parent Acquisition Inquiry or any related request for nonpublic information) advise the Company orally and in writing of any Parent Acquisition Proposal or Parent Acquisition Inquiry or any related request for nonpublic information relating to Parent or any of its Subsidiaries (including the identity of the Person making or submitting such Parent Acquisition Proposal, Parent Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by Parent or any of its Representatives from such Person or any of such Person’s Representatives setting forth such terms and conditions) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company reasonably informed, on a reasonably current basis, with respect to the status of any such Parent Acquisition Proposal, Parent Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or other written communications between Parent or any of its Representatives, on the one hand, and the Person that made such Parent Acquisition Proposal, Parent Acquisition Inquiry or request or any of its Representatives, on the other hand, relating to such Parent Acquisition Proposal, Parent Acquisition Inquiry or request) and shall promptly (and in no event later than 24 hours) notify the Company orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Parent Acquisition Proposal or Parent Acquisition Inquiry pursuant to this Section 4.4.

(c)    Parent shall, and shall ensure that each of its Subsidiaries shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Parent Acquisition Proposal or Parent Acquisition Inquiry.

(d)    Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Parent or any of its Subsidiaries is or becomes a party or under which Parent or any of its Subsidiaries has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of the Company. Parent shall also promptly (i) request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Parent Acquisition Proposal or investment in Parent or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person or any of such Person’s Representatives by or on behalf of Parent or any of its Subsidiaries and (ii) except as otherwise permitted by the proviso to Section 4.4(a), prohibit any third party from having access to any physical or electronic data rooms relating to any possible Parent Acquisition Proposal or Parent Acquisition Inquiry.

Section 5.    ADDITIONAL COVENANTS OF THE PARTIES

5.1    Registration Statement; Joint Proxy Statement.

(a)    As promptly as practicable (and in any event within 25 Business Days) after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable, forms, rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Companies and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of the Company or the shareholders of Parent.

(b)    Prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act and the rules and regulations of the SEC thereunder, the Exchange Act and the rules and regulations of the SEC thereunder or any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance, exchange and listing of Parent Common Shares to be issued in the Merger; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2    Company Stockholders’ Meeting.

(a)    The Company shall: (i) take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement as promptly as reasonably practicable after the date of this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld if such change is required by an applicable Legal Requirement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent, other than (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to the Company’s stockholders or (2) if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) the Company shall postpone or adjourn the Company Stockholders’ Meeting up to two times for up to 30 days each time if Parent reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the adoption of this Agreement (but not later than five Business Days prior to the Outside Date), in which case, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable. Subject to applicable Legal Requirements: (aa) the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held on the same date as the Parent Shareholders’ Meeting; and (bb) if, notwithstanding such efforts, the Parent Shareholders’ Meeting is held prior to the Company Stockholders’ Meeting, the Company shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Parent Shareholders’ Meeting.

(b)    Subject to Section 5.2(d), the Joint Proxy Statement/Prospectus shall include a statement to the effect that: (i) the Company’s board of directors (A) has determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and (B) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (ii) the Company’s board of directors has approved and adopted this Agreement and approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL. (The determination by the Company’s board of directors that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisors referred to in Section 2.23.

(c)    Except as permitted by Section 5.2(d), neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, permit the withdrawal or modification in a manner adverse to Parent or Merger Sub or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any action described in this clause “(i)” being referred to as a “Company Adverse Recommendation Change”); (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Company Acquisition Proposal; or (iii) cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(D)(2)” of Section 4.3(a), or agree or publicly propose to take any of the actions contemplated by clause “(ii)” or clause “(iii).”

(d)    Notwithstanding anything to the contrary contained in Section 5.2(c), the board of directors of the Company may, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in accordance with Section 8.1(l) and, concurrently with such termination, cause the Company to enter into the Specified Company Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(l), but, in the case of each of clauses “(x)” and “(y),” only:

(i)    if: (A) an unsolicited, bona fide, written Company Acquisition Proposal that did not result, directly or indirectly, from a material breach of any of the provisions of Section 4.3 is made to the Company after the date of this Agreement and is not withdrawn; (B) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer, and that, in light of such Company Superior Offer, the failure to make a Company Adverse

Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (C) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer, the Company’s board of directors shall have given Parent at least four Business Days’ prior written notice (a “Company Notice”) (1) that it has received a Company Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.3, (2) that it intends to make a Company Adverse Recommendation Change as a result of such Company Superior Offer (and describing the intended Company Adverse Recommendation Change) or to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer and (3) specifying the material terms and conditions of such Company Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (D) for four Business Days after receipt by Parent of such Company Notice, the Company’s board of directors has not made a Company Adverse Recommendation Change and the Company has not attempted to terminate this Agreement pursuant to Section 8.1(l); (E) during such four Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law; and (F) at the time of any Company Adverse Recommendation Change or the termination of this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer, the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by Parent as a result of the negotiations required by clause “(E)” or otherwise; or

(ii)    if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Company Acquisition Proposal) that was not known, and was not reasonably foreseeable, by any of the Acquired Companies on the date of this Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by any of the Acquired Companies as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required

Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Company Intervening Event”); (B) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is expected to consider and determine whether such Company Intervening Event may require the Company to make a Company Adverse Recommendation Change, specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Company Intervening Event; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (D) no Company Adverse Recommendation Change has been made for four Business Days after receipt by Parent of a written notice from the Company confirming that the Company’s board of directors has determined that the failure to make such a Company Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (E) during such four Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Intervening Event; and (F) at the time of any Company Adverse Recommendation Change, the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Intervening Event; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by Parent as a result of the negotiations required by clause “(E)” or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Company Superior Offer, and any other material change to any of the terms of a Company Superior Offer, will be deemed to be a new Company Superior Offer, requiring a new Company Notice and a new advance notice period; provided, however, that the advance notice period applicable (pursuant to clause “(i)(C)” of the first sentence of this Section 5.2(d)) to any such change to a Company Superior Offer shall be two Business Days rather than four Business Days.

(e)    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that this Section 5.2(e) shall not be deemed to permit the board of directors of the Company to make a Company Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.2(c) except, in the case of a Company Adverse Recommendation Change, to the extent permitted by Section 5.2(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Company Adverse Recommendation Change unless the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(f)    Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(l), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, by any Company Intervening Event or by any withdrawal or modification of the Company Board Recommendation.

5.3    Parent Shareholders’ Meeting.

(a)    Parent: (i) shall, in accordance with its bye-laws, take all action necessary under all applicable Legal Requirements to, as promptly as reasonably practicable after the date of this Agreement, call, give notice of and hold a meeting of the holders of Parent Common Shares to vote on a proposal to approve the Parent Share Issuance (the “Parent Shareholders’ Meeting”) as promptly as reasonably practicable after the date of this Agreement; and (ii) shall submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of, such proposal from such holders at the Parent Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Shareholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Shareholders’ Meeting and shall not change such record date without the prior written consent of the Company, which consent shall not be unreasonably withheld if such change is required by an applicable Legal Requirement. The Parent Shareholders’ Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) Parent shall not postpone or adjourn the Parent Shareholders’ Meeting without the consent of the Company, other than (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to Parent’s shareholders or (2) if, as of the time at which the Parent

Shareholders’ Meeting is scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) Parent shall postpone or adjourn the Parent Shareholders’ Meeting up to two times for up to 30 days each time if the Company reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the approval of the Parent Share Issuance (but not later than five Business Days prior to the Outside Date), in which case, Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of the Parent Share Issuance as soon as reasonably practicable. Subject to applicable Legal Requirements: (aa) Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Shareholders’ Meeting to be held on the same date as the Company Stockholders’ Meeting; and (bb) if, notwithstanding such efforts, the Company Stockholders’ Meeting is held prior to the Parent Shareholders’ Meeting, Parent shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Company Stockholders’ Meeting.

(b)    Subject to Section 5.3(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that: (i) Parent’s board of directors (A) has determined and believes that the Parent Share Issuance is fair to and in the best interests of Parent and its shareholders and (B) recommends that Parent’s shareholders vote to approve the Parent Share Issuance at the Parent Shareholders’ Meeting; and (ii) Parent’s board of directors has approved this Agreement and approved the Contemplated Transactions, including the Merger, in accordance with Parent’s bye-laws. (The determination by Parent’s board of directors that the Parent Share Issuance is fair to and in the best interests of Parent and its shareholders and the recommendation of Parent’s board of directors that Parent’s shareholders vote to approve the Parent Share Issuance are collectively referred to as the “Parent Board Recommendation.”) Parent shall ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisor referred to in Section 2.23.

(c)    Except as permitted by Section 5.3(d), neither the board of directors of Parent nor any committee thereof shall: (i) withdraw or modify in a manner adverse to the Company, permit the withdrawal or modification in a manner adverse to the Company or publicly propose to withdraw or modify in a manner adverse to the Company the Parent Board Recommendation (any action described in this clause “(i)” being referred to as a “Parent Adverse Recommendation Change”); (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Parent Acquisition Proposal; or (iii) cause or permit Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(D)(2)” of Section 4.4(a), or agree or publicly propose to take any of the actions contemplated by clause “(ii)” or this clause “(iii).”

(d)    Notwithstanding anything to the contrary contained in Section 5.3(c), the board of directors of Parent may, at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote, (x) make a Parent Adverse Recommendation Change or (y) cause Parent to terminate this Agreement in accordance with Section 8.1(m) and, concurrently with such termination, cause Parent to enter into the Specified Parent Acquisition Agreement in accordance with, and subject to compliance, with the provisions of Section 8.1(m), but, in the case of each of clauses “(x)” and “(y),” only:

(i)    if: (A) an unsolicited, bona fide, written Parent Acquisition Proposal that did not result, directly or indirectly, from a material breach of any of the provisions of Section 4.4 is made to Parent after the date of this Agreement and is not withdrawn; (B) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer, and that, in light of such Parent Superior Offer, the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (C) prior to effecting such Parent Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer, Parent’s board of directors shall have given the Company at least four Business Days’ prior written notice (a “Parent Notice”) (1) that it has received a Parent Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.4, (2) that it intends to make a Parent Adverse Recommendation Change as a result of such Parent Superior Offer (and describing the intended Parent Adverse Recommendation Change) or to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer and (3) specifying the material terms and conditions of such Parent Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (D) for four Business Days after receipt by the Company of such Parent Notice, Parent’s board of directors has not made a Parent Adverse Recommendation Change and Parent has not attempted to terminate this Agreement pursuant to Section 8.1(m); (E) during such four Business Day notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law; and (F) at the time of any Parent Adverse Recommendation Change or the termination of this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer, the board of directors of Parent determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Superior Offer; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by the Company as a result of the negotiations required by clause “(E)” or otherwise; or

(ii)    if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to Parent and its Subsidiaries (taken as a whole) (but does not relate to any Parent Acquisition Proposal) that was not known, and was not reasonably foreseeable, by Parent or any of its Subsidiaries on the date of this Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by Parent or any of Subsidiaries as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to Parent prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Parent Intervening Event”); (B) Parent provides the Company with 48 hours’ written prior notice (or such lesser prior notice as is provided to the members of the board of directors of Parent) of any meeting of the board of directors of Parent at which the board is expected to consider and determine whether such Parent Intervening Event may require Parent to make a Parent Adverse Recommendation Change, specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Parent Intervening Event; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (D) no Parent Adverse Recommendation Change has been made for four Business Days after receipt by the Company of a written notice from Parent confirming that Parent’s board of directors has determined that the failure to make such a Parent Adverse Recommendation Change in light of such Parent Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (E) during such four Business Day notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Intervening Event; and (F) at the time of any Parent Adverse Recommendation Change, the board of directors of Parent determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Intervening Event; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by the Company as a result of the negotiations required by clause “(E)” or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.3(d), any change in the form or amount of the consideration payable in connection with a Parent Superior Offer, and any other material change to any of the terms of a Parent Superior Offer, will be deemed to be a new Parent Superior Offer, requiring a new Parent Notice and a new advance notice period; provided, however, that the advance notice period applicable (pursuant to clause “(i)(C)” of the first sentence of this Section 5.3(d)) to any such change to a Parent Superior Offer shall be two Business Days rather than four Business Days.

(e)    Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the board of directors of Parent determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; provided, however, that this Section 5.3(e) shall not be deemed to permit the board of directors of Parent to make a Parent Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.3(c) except, in the case of a Parent Adverse Recommendation Change, to the extent permitted by Section 5.3(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Parent Adverse Recommendation Change unless the board of directors of Parent expressly publicly reaffirms the Parent Board Recommendation in such disclosure.

(f)    Subject to Parent’s right to terminate this Agreement in accordance with Section 8.1(m), Parent’s obligation to call, give notice of and hold the Parent Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, by any Parent Intervening Event or by any withdrawal or modification of the Parent Board Recommendation.

5.4    Regulatory Approvals.

(a)    The Company and Parent shall: (i) promptly after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed or submitted under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Merger and the other Contemplated Transactions; (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters; (iii) promptly (and not later than 20 Business Days after the date of this Agreement, unless otherwise agreed by the parties) make a draft filing in connection with obtaining CFIUS Approval in accordance with the DPA; (iv)

make a final filing in connection with obtaining CFIUS Approval in accordance with the DPA promptly after receipt of confirmation that CFIUS has no further comments with respect to the draft filing; and (v) respond as promptly as practicable to any information request from CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger. Parent and the Company acknowledge and agree that, for purposes of this Agreement, the submission of a notification to MOFCOM with respect to the Merger under the PRC Anti-Monopoly Law will be deemed to be required pursuant to this Section 5.4(a). The Company and Parent agree that if CFIUS suggests or requests that, or the Company or Parent determines it to be appropriate that, the parties withdraw and resubmit the filing submitted to CFIUS pursuant to this Section 5.4(a), the Company and Parent shall cooperate in withdrawing and resubmitting the CFIUS filing; provided, however, that neither the Company nor Parent shall be under any obligation to resubmit such filing if the Company or Parent reasonably determines that CFIUS Approval could not be obtained before the Outside Date (as it may be extended).

(b)    Subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.4(a). Notwithstanding anything to the contrary contained in this Section 5.4 or elsewhere in this Agreement, except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position before a Governmental Body with respect to any filing or submission required by Section 5.4(a); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party in connection with any filing or submission required by Section 5.4(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (iii) promptly provide the other (and the other’s counsel) with copies of any filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals or other submissions (and a summary of any oral presentations) made or submitted by such party to any Governmental Body in connection with any filing or submission required by Section 5.4(a); and (iv) provide the other with reasonable notice of and opportunity to participate in any substantive conversation or meeting with any Governmental Body related to this Agreement or the Contemplated Transactions, provided there is no objection to such participation by the relevant Governmental Body.

(c)    Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(a), Parent or the Company, as the case may be, shall (promptly upon becoming aware of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing such amendment or supplement with the applicable Governmental Body.

(d)    Subject to Section 5.4(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions, including obtaining CFIUS Approval and MOFCOM Approval. Without limiting the generality of the foregoing, but subject to Section 5.4(e), each of Parent and the Company: (i) shall make all filings, give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall consult with such party’s employees to the extent required under applicable Legal Requirements in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of this Section 5.4(d), and will keep the other reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions.

(e)    Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries or Affiliates to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries or Affiliates to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries or Affiliates to license or otherwise make available, to any Person, any Software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any Software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries or Affiliates to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries or Affiliates to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies, unless the actions referred to in the foregoing clauses “(i)” through “(v)” (A) are reasonably necessary to satisfy the conditions set forth in Sections 6.7 and 7.7 and (B) would not, individually or in the aggregate, reasonably be expected to result in a significant impact on the strategic or financial benefits of the Merger to Parent. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Agreement: (aa) Parent shall have no obligation to contest, or cause any of its Subsidiaries or Affiliates to contest, any Legal Proceeding relating to the Merger if Parent reasonably determines in good faith that contesting such Legal Proceeding would not be advisable; and (bb) nothing in this Section 5.4(e) or elsewhere in this Agreement shall require Parent, directly or indirectly, (I) to divest, transfer or otherwise dispose of, to hold separate or to commit to cause any of its Subsidiaries or Affiliates or any of the Acquired Companies to divest, transfer or otherwise dispose of or to hold separate all or any portion of (w)

the Ethernet switch business of Parent and its Subsidiaries, (x) the embedded communication processor business of Parent and its Subsidiaries, (y) the Ethernet switch business of the Acquired Companies or (z) the processor business of the Acquired Companies, (II) to change, or commit to change, its place of domicile or organization or (III) to restructure or commit to restructure any of the Contemplated Transactions; provided, however, that if Parent elects to change its place of domicile or organization or to restructure any of the Contemplated Transactions in response to a request from a Governmental Body or in order to facilitate the satisfaction of any of the conditions set forth in Sections 6.7 or 7.7, then the Company shall, and shall cause the other Acquired Companies to (x) consent to, and cooperate with Parent in connection with, the taking of any such action and (y) take any other action in connection therewith as Parent may reasonably request. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger.

5.5    Treatment of Company Options, Company Restricted Stock Units and Company Performance Restricted Stock Units.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other Person, each Company Option, other than a Director Option, that is then outstanding, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option, that number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. The assumption and conversion of Company Options contemplated by this Section 5.5(a) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(b)    At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Director Option that is outstanding and vested immediately prior to the Effective Time (including those Director Options that become vested by their terms immediately prior to or as of the Effective Time), shall be canceled, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld): an amount in cash equal to the product of (i) the positive difference (if any) between (A) the Equity Award Cash Consideration, minus (B) the exercise price applicable to such Director Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Director Option. Following the Effective Time, any such canceled Director Option shall no longer be exercisable for shares of Company Common Stock and shall entitle the former holder of such Director Option only to the payment described in this Section 5.5(b), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time. For the avoidance of doubt, at the Effective Time, each outstanding Director Option with an exercise price equal to or greater than Equity Award Cash Consideration shall, without any action on the part of the holder thereof, be canceled, and the holder thereof shall receive no payment on account thereof.

(c)    At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time, other than any Company RSU described in Section 5.5(d)(ii), shall be converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any Converted RSU issued pursuant to this Section 5.5(c) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(d)    At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU (i) that is outstanding and vested (and with respect to which shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (including those Company RSUs that become vested by their terms immediately prior to or as of the Effective Time) or (ii) that is outstanding and held by any non-employee member of the Company’s board of directors immediately prior to the Effective Time, whether vested or unvested, which awards shall vest in full as of immediately prior to the Effective Time, in the case of each of clauses “(i)” or “(ii),” shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested Company RSU): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount, multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU; and (ii) a number of Parent Common Shares equal to the product of (A) the Exchange Ratio, multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU. Following the Effective Time, any such canceled Company RSU shall entitle the former holder of such Company RSU only to the payment described in this Section 5.5(d), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(e)    At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company PRSU that is outstanding and unvested immediately prior to the Effective Time shall be assumed and converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the target number of shares of Company Common Stock subject to such Company PRSU, multiplied by (ii) the Conversion Ratio (each such assumed Company PRSU, as so adjusted, a “Converted PRSU”). Any Converted PRSU issued pursuant to this Section 5.5(e): (A) shall vest based on the vesting date set forth in the award agreement applicable to such Company PRSU prior to the Effective Time, subject only to the continued service of the grantee with the Surviving Corporation, Parent or any of their Affiliates through the applicable vesting date; (B) shall not be subject to any performance-based vesting terms following the Effective Time; and

(C) shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption contemplated by this Section 5.5(e)) as were applicable under such Company PRSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. Each Converted PRSU that vests after the Effective Time shall be settled in Parent Common Shares.

(f)    Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.5; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time.

(g)    Parent agrees to file, as soon as reasonably practicable but in no event later than ten Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the Parent Common Shares issuable with respect to Converted Options, Converted PRSUs and Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options, Converted PRSUs and Converted RSUs assumed in accordance with this Agreement remain outstanding.

5.6    Employee Benefits.

(a)    For a period of one year following the Effective Time, and subject to the applicable Legal Requirements of each jurisdiction, Parent shall, or shall cause the Surviving Corporation to, maintain, for each employee of the Acquired Companies who continues in employment with Parent, the Surviving Corporation or any Subsidiary thereof, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time.

(b)    Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (collectively, the “Continuing Employees”) shall be eligible to continue to participate in the Surviving Corporation’s, or an applicable Subsidiary’s, health and welfare benefit plans; provided, however, that (i) nothing in this Section 5.6 or elsewhere in this Agreement shall limit the right of Parent or any of its Affiliates, including the Surviving Corporation, to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent, the Surviving Corporation or any of their respective Subsidiaries terminates any such health or welfare benefit plan, then, as soon as commercially practicable, the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent.

(c)    With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall, to the extent permitted by the terms of the applicable Parent Plan, be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the terms of the applicable Parent Plan,    waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Employee Plan. To the extent permitted under the applicable Parent Plan, Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d)    If requested by Parent prior to the Closing, the Company agrees to adopt (or cause to be adopted) all necessary corporate resolutions (which shall be subject to Parent’s reasonable review and approval) to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored or maintained by the Company or any ERISA Affiliate that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”). Immediately prior to such termination, the Company (or such ERISA Affiliate) shall make all necessary payments to fund: (i) the contributions necessary or required to maintain the tax-qualified status of the Company 401(k) Plan; (ii) the contributions for elective deferrals made pursuant to the Company 401(k) Plan for the period prior to termination; and (iii) the contributions for any employer contributions (including matching contributions) for the period prior to termination. In the event of such termination of the Company 401(k) Plan, promptly following the Closing, Parent shall cause a plan maintained by Parent and intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k) to accept eligible (x) rollover contributions in cash of amounts distributed to Continuing Employees from the Company’s 401(k) Plan and (y) in-kind rollovers of Continuing Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than 14 days following the date of such rollover.

(e)    Nothing in this Section 5.6 or elsewhere in this Agreement shall be deemed to make any employee of the Company, Parent or any of their respective Subsidiaries a third party beneficiary of this Section 5.6 or provide any such employee any rights relating to this Section 5.6, including any right to continued employment or any right under any Company Employee Plan, Foreign Plan or Parent health or welfare benefit plan following the Closing. Notwithstanding anything in this Section 5.6 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan or Foreign Plan or any other employee benefit plan of any Acquired Company, Parent or any of its Subsidiaries.

5.7    Indemnification of Officers and Directors.

(a)    All rights to indemnification existing in favor of those Persons who have been or are directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s or applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with Delaware law) for a period of six years from the Effective Time.

(b)    From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy as disclosed in Part 2.16 of the Company Disclosure Schedule (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Prior to the Effective Time, the Company may purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that the Company shall not, without the prior written consent of Parent, expend an amount for such tail policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b) for so long as such “tail” policy shall be maintained in full force and effect.

5.8    Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party); (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the Nasdaq Rules if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal or any Company Adverse Recommendation Change; and (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any press release, public statement or filing to be issued or made with respect to any Parent Acquisition Proposal or any Parent Adverse Recommendation Change.

5.9    Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each corporate officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a corporate officer or director of an Acquired Company).

5.10    Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time.

5.11    Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the Nasdaq Rules) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12    Litigation. Without limiting in any way the respective obligations of Parent and the Company under Section 4.2(c), Section 4.2(e) and Section 5.4, each of Parent and the Company shall notify the other party of any Legal Proceeding (including any class action or derivative litigation) that is commenced or threatened against such party or any of its officers or directors relating to the Merger or any of the other Contemplated Transactions promptly after becoming aware of such Legal Proceeding. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any such Legal Proceeding against the Company or any of its officers or directors, and no such settlement shall be agreed to, and no agreement or arrangement with any stockholder shall be entered into by the Company outside the ordinary course of business, without the prior written consent of Parent, which consent with respect to any such settlement shall not be unreasonably withheld, conditioned or delayed.

5.13    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated by Section 1 and Section 5.5 by each individual who is, or as a result of the Contemplated Transactions will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.14    Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.15    Financing.

(a)    Parent shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives (other than Parent’s financial advisor) to, subject to the terms of this Agreement (including Parent’s right to obtain Permitted Alternative Debt Financing), use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing as soon as reasonably practicable and, in any event, not later than the date the Closing is required to be effected in accordance with Section 1.3, where applicable, on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (i) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing, where applicable, on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); (ii) satisfy on a timely basis all terms, conditions and covenants applicable to Parent and Merger Sub, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter and the Definitive Debt Financing Agreements to the extent the failure to do so would result in a failure of a condition precedent to the availability of the Debt Financing; (iii) seek to enforce its rights with respect to funding under the Debt Commitment Letter and the Definitive Debt Financing Agreements in the event of a breach thereof by the Financing Sources party thereto; and (iv) maintain in effect the Debt Commitment Letter or, if applicable, the Definitive Debt Financing Agreements until the earliest to occur of the Closing, the funding of the Debt Financing thereunder or the valid termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right, at any time and from time to time, to amend, restate, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter or any Definitive Debt Financing Agreement and/or substitute other debt financing for all or any portion of the Committed Debt Financing from the same and/or alternative financing sources (a “Permitted Alternative Debt Financing”); provided, however, that Parent shall not amend, restate, supplement or otherwise modify, or waive any provision of, the Debt Commitment Letter (including by entry into any Definitive Debt Financing Agreements), any Fee Letter or any Definitive Debt Financing Agreement, and shall not substitute any portion of the Debt Financing with any Permitted Alternative Debt Financing, in each case, without the prior written consent of the Company, if such amendment, restatement, supplement or other modification or waiver or such substitution would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or the original issue discount) to an amount below the amount needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the initial funding of the Debt Financing in a manner that would (1) delay or prevent the funding of the Debt Financing in at least the amount needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses or (2) adversely impact the ability of Parent to (aa) enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (bb) timely consummate the Contemplated Transactions (it being understood that Parent or Merger Sub may add financing sources in accordance with the terms of the Debt Commitment Letter or the Definitive Debt Financing Agreements (in compliance with clause “(B)” above) and implement any “flex” provisions set forth in any Fee Letter, in each case, without the Company’s consent). For purposes of this Agreement, the term “Debt Commitment Letter” shall include any commitment letter entered into by Parent or any of its Subsidiaries in connection with any Permitted Alternative Debt Financing (and the term “Fee Letter” shall include any related fee letter); and the term “Definitive Debt Financing Agreements” shall include any definitive agreement with respect to any Permitted Alternative Debt Financing.

(b)    If (i) the commitments with respect to all or any portion of the Committed Debt Financing expire or are terminated or all or any portion of the Committed Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter (in each case other than on account of (x) any Permitted Alternative Debt Financing having been obtained or (y) the commitments with respect to such Committed Debt Financing set forth in the Debt Commitment Letter being replaced with commitments set forth in the Definitive Debt Financing Agreements) or (ii) Parent has replaced the Committed Debt Financing with Permitted Alternative Debt Financing and the commitments with respect to all or any portion of such Permitted Alternative Debt Financing expire or are terminated or all or any portion of such Permitted Alternative Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter with respect to such Permitted Alternative Debt Financing (in each case other than on account of the commitments with respect to such Permitted Alternative Debt Financing set forth in the Debt Commitment Letter with respect thereto being replaced with commitments set forth in the Definitive Debt Financing Agreements), Parent shall (A) promptly notify the Company of such event and the reasons therefor and (B) use its reasonable best efforts to, as promptly as practicable following the occurrence of such event (but no later than the third Business Day prior to the Outside Date), arrange and obtain, at its sole expense, from alternative sources of debt financing in an amount sufficient, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses (a “Required Alternative Debt Financing”), on terms and conditions (including any “flex” provisions) that (1) are not materially less favorable to Parent than the Committed Debt Financing set forth in the Debt Commitment Letter and (2) would not adversely affect the ability of Parent to timely consummate the Merger. Parent shall promptly provide the Company with an accurate and complete copy of each executed commitment letter and any related fee letter(s) (with only the fee amounts and other pricing or commercially sensitive amounts that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under (excluding the effect of original issue discount or upfront fees), the Debt Financing referred to therein permitted to be redacted) in respect of such Required Alternative Debt Financing. For purposes of this Agreement: (aa) the term “Debt Commitment Letter” shall include any commitment letter entered into by Parent or any of its Subsidiaries in connection with any Required Alternative Debt Financing (and the term “Fee Letter” shall include any related fee letter); and (bb) the term “Definitive Debt Financing Agreements” shall include any definitive agreements with respect to any Required Alternative Debt Financing.

(c)    Parent shall, and shall use its reasonable best efforts to cause its Representatives (other than Parent’s financial advisor) to, keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company with executed copies of any amendments to the Debt Commitment Letter (with any fee letter redacted in a customary manner) and all Definitive Debt Financing Agreements promptly upon their execution and (ii) give the Company prompt (and in any event, within two Business Days after becoming aware thereof) written notice (A) of any actual or potential default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or material breach) under the Debt Commitment Letter or the Definitive Debt Financing Agreements by any party thereto, in each case, of which Parent becomes aware, (B) of any oral or written repudiation of, or indication by any Financing Source that it will not provide, or if it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements on the terms and conditions set forth therein, in each case, of which Parent becomes aware, (C) of any expiration or termination of the Debt Commitment Letter, other than in connection with (x) any Permitted Alternative Debt Financing having been obtained or (y) the commitments with respect to such Committed Debt Financing set forth in the Debt Commitment Letter being replaced with commitments with respect thereto set forth in the Definitive Debt Financing Agreements (D) of the receipt of any written notice from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement relating to the availability of the Debt Financing on or prior to the Closing Date and (E) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, as the case may be, to the extent such Debt Financing is needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses.

(d)    On the Closing Date, Parent shall provide all funds required to effect the repayment of all indebtedness under the Company Credit Agreement in full in accordance with the terms of any payoff letter delivered to Parent by the Company with respect to the Company Credit Agreement.

(e)    Notwithstanding anything to the contrary contained herein, but without limiting the obligations of the Company hereunder, including this Section 5.15, Parent and Merger Sub acknowledge that their obligations to consummate the Contemplated Transactions pursuant to this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s or any of their respective Affiliates’ obtaining funds therefor.

(f)    During the Pre-Closing Period, subject to Sections 5.15(g), 5.15(h) and 5.15(i), the Company shall, and shall cause each of the other Acquired Companies to, and shall use reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation reasonably requested by Parent in connection with the Debt Financing, including by using reasonable best efforts to:

(i)    cause the management of the Company, in each case, with appropriate seniority and expertise, to participate, upon reasonable advance notice, in a reasonable number of meetings, presentations, roadshows, drafting sessions, sessions with rating agencies and due diligence sessions at times and in locations reasonably acceptable to the Company;

(ii)    subject to the confidentiality undertakings set forth in the Debt Commitment Letter or other customary confidentiality undertakings in connection with the Debt Financing, provide reasonable and customary assistance with the preparation of materials relating to the Acquired Companies in connection with any of the Contemplated Transactions for rating agency presentations and Marketing Materials, and provide reasonable cooperation with the due diligence efforts of the Financing Sources with respect to the Acquired Companies;

(iii)    (A) obtain customary payoff letters and such other documents relating to the repayment of the existing indebtedness under the Company Credit Agreement or (to the extent required by the conditions precedent set forth in the Debt Commitment Letter or the Definitive Debt Financing Agreements) any other Material Contract and the release of any related guarantees and liens as are reasonably requested by Parent or the Financing Sources, (B) provide at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to any of the Acquired Companies, in each case as reasonably requested by Parent or the Financing Sources at least ten Business Days prior to the Closing Date and (C) provide customary authorization letters (which shall contain customary representations) with respect to information relating to the Acquired Companies that is contained in any Marketing Materials;

(iv)    furnish to Parent and the Financing Sources (A) the Financing Deliverables, as promptly as practicable following Parent’s request therefor and (B) the Financing Information;

(v)    take such actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Company’s control;

(vi)    cause its independent auditors to provide reasonable and customary cooperation in connection with the Debt Financing, including by providing the Specified Auditor Assistance and signing customary management representation letters to such auditors so that such Specified Auditor Assistance can be provided;

(vii)    upon reasonable request, identify any material non-public information relating to the Acquired Companies or their securities contained in the Marketing Materials and make such disclosures as may be required to comply with Regulation FD to the extent applicable to such material non-public information relating to the Acquired Companies or their securities;

(viii)    assist Parent with Parent’s preparation of pro forma financial statements and projections that are necessary to satisfy any condition to the Debt Financing or that are customarily included in Marketing Materials (provided that the Acquired Companies and their Representatives shall not be responsible for the preparation of such pro forma financial statements (or any related pro forma adjustments) or such projections);

(ix)    assist with the preparation of Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy);

(x)    cooperate to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, the Acquired Companies in connection with the Debt Financing (including (A) entering into the applicable Definitive Debt Financing Agreements effective as of the Effective Time and (B) delivering to Parent original copies of all certificated securities evidencing any equity interests owned by any of the Acquired Companies in any of the Company’s Subsidiaries substantially concurrently with the Closing);

(xi)    obtain such consents, approvals, authorizations and instruments as are reasonably requested by Parent to permit the consummation of the Debt Financing;

(xii)    furnish to Parent and the Financing Sources customary fact back-up reasonably requested by Parent for information relating to the Acquired Companies to be included in the offering documents described in clause “(b)” of the definition of Marketing Materials; and

(xiii)    furnish to Parent and the Financing Sources other documents of the Acquired Companies reasonably requested by the Financing Sources in connection with any Debt Financing that includes an offering of securities in order to allow such Financing Sources to establish a “due-diligence” defense;

provided, however, that no obligation of any Acquired Company under any agreement, certificate, document or instrument executed and delivered pursuant to this Section 5.15(f) (other than authorization letters, management representation letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance, in each case, referred to above) shall be effective prior to the Closing.

(g)    The Company hereby consents to the use of its and each of the other Acquired Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably expected to, harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies and their respective marks, products, services, offerings or intellectual property rights. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) incurred by the Company and the other Acquired Companies and their respective Representatives in order to comply with its or their obligations under Section 5.15(f). Parent shall indemnify and hold harmless the Company and the other Acquired Companies and their respective Representatives from and against any and all losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith (other than any information provided in writing by any Acquired Company expressly for use in connection therewith) or providing the assistance contemplated by this Section 5.15, except (i) to the extent suffered or incurred as a result of any Acquired Company’s or any of its Representatives’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction or (ii) with respect to any material misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith.

(h)    Notwithstanding anything to the contrary contained in this Section 5.15, except as specifically provided in this Section 5.15, (i) none of the Acquired Companies or their respective Representatives shall be required to take or permit the taking of any action that would (A) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) proximately cause any representation or warranty or covenant of the Company in this Agreement to be breached by the Acquired Companies, (C) require any of the Acquired Companies or their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations (other than any obligations under customary authorization letters, management representation letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance) or give any indemnities prior to the Closing that are not contingent on the Closing, (D) cause any director, officer, employee or stockholder of any Acquired Company to incur any personal liability, (E) conflict with the organizational documents of any of the Acquired Companies or any applicable material laws, (F) result in the breach of, or default under, any Material Contract or (G) require any of the Acquired Companies to prepare separate financial statements for any Acquired Company or change any fiscal period or prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; (ii) none of the Acquired Companies or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided that this clause “(ii)” shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date (after giving effect to the Closing) by any Person that will remain or will become an officer or director of any Acquired Company as of the Effective Time; and (iii) any documentation (other than customary authorization letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance) executed by the Company or any of its Subsidiaries shall not become effective until the Effective Time. Nothing in this Section 5.15(h) shall require any Acquired Company or its Representatives to disclose any information to Parent, Parent’s Representatives or the Financing Sources if such disclosure would (x) violate any applicable Legal Requirement or Contract or (y) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company. If any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, then the Company shall (aa) promptly (and in any event within two Business Days) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (bb) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege.

(i)    Parent acknowledges and agrees that, other than reasonable out-of-pocket costs and expenses subject to reimbursement pursuant to Section 5.15(h), none of the Acquired Companies nor any of their respective Representatives shall have any responsibility for, or incur any liability to, any Person under any Debt Financing that Parent may obtain in connection with the Contemplated Transactions or any cooperation provided pursuant to this Section 5.15, except (i) to the extent suffered or incurred as a result of any Acquired Company’s or any of its Representatives’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction or (ii) with respect to any material misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith.

Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the Closing, of each of the following conditions:

6.1    Accuracy of Representations.

(a)    Each of the representations and warranties of the Company contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on the Acquired Companies; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 6.1(a), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b)    Each of the representations and warranties of the Company contained in Sections 2.19, 2.20, 2.21, 2.23 and 2.24 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 6.1(b), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c)    Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(d) and 2.3(e) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of the Company Listing Date, which shall have been accurate in all respects as of the Company Listing Date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of the Company Listing Date, which shall have been accurate in all respects as of the Company Listing Date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded.

6.2    Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3    Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

6.4    Shareholder Approval.

(a)    This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b)    The Parent Share Issuance shall have been duly approved by the Required Parent Shareholder Vote.

6.5    Certificate. Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied.

6.6    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Companies that is continuing.

6.7    Regulatory Matters.

(a)    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing) and any similar waiting period under any applicable antitrust or competition-related law or regulation or other Legal Requirement in each jurisdiction identified in Part 6.7(a) of the Parent Disclosure Schedule shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

(b)    CFIUS Approval shall have been obtained and shall be in full force and effect.

(c)    MOFCOM Approval shall have been obtained and shall be in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

(d)    Any other Governmental Authorization or other Consent required under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement in each jurisdiction identified in Part 6.7(d) of the Parent Disclosure Schedule shall have been obtained and shall be in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

6.8    Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing (subject to official notice of issuance) on Nasdaq.

6.9    No Restraints. No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal and remains in effect.

6.10    No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that could materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or any of the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent, any Acquired Company or any of their respective officers, directors or Affiliates.

Section 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1    Accuracy of Representations.

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on Parent; provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 7.1(a), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracy in or breach of any representation or warranty contained in Section 3.12(b) shall be disregarded if Parent is willing and able to consummate the Merger on the scheduled Closing Date.

(b)    Each of the representations and warranties of Parent and Merger Sub contained in Sections 3.7, 3.8, 3.14 and 3.15 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 7.1(b), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c)    The representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.2(b) and 3.2(d) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of the Parent Listing Date, which shall have been accurate in all respects as of the Parent Listing Date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of the Parent Listing Date, which shall have been accurate in all respects as of the Parent Listing Date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded.

7.2    Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3    Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

7.4    Shareholder Approval.

(a)    This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b)    The Parent Share Issuance shall have been duly approved by the Required Parent Shareholder Vote.

7.5    Certificate. The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent that is continuing.

7.7    Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.8    Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing (subject to official notice of issuance) on Nasdaq.

7.9    No Restraints.

(a)    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction in the United States and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any federal or state Governmental Body in the United States that makes consummation of the Merger illegal and remains in effect.

(b)    No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction (other than a court in the United States) and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger (other than a Legal Requirement enacted in the United States) that makes consummation of the Merger illegal and remains in effect, except for any such order, decree, ruling or Legal Requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the officers and directors of the Company if the Merger were consummated.

Section 8.    TERMINATION

8.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s shareholders) by written notice of the terminating party to the other parties:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated on or prior to 11:59 p.m. (New York City time) on September 19, 2018 (the “Outside Date”); provided, however, that: (i) if, on September 19, 2018, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.8, 6.9 (other than with respect to the Specified Circumstance) and 6.10 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to September 19, 2018, extend the Outside Date to 11:59 p.m. (New York City time) on November 19, 2018; and (ii) if, on September 19, 2018, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.8 and 7.9 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to September 19, 2018, extend the Outside Date to 11:59 p.m. (New York City time) on November 19, 2018; and (iii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(c)    by either Parent or the Company if a court of competent jurisdiction or any other Governmental Body in any Specified Jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such order, decree or ruling, or such action by such court, was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(d)    by either Parent or the Company if (i) a court of competent jurisdiction or any other Governmental Body in any jurisdiction that is not a Specified Jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and (ii) the failure to comply with such order, decree or ruling, or the effect of such other action, would reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the terminating party or any of the terminating party’s current or future Subsidiaries or any of the terminating party’s officers or directors; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such order, decree or ruling, or such action by such court or other Governmental Body, was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(e)    by either Parent or the Company following a Final CFIUS Turndown; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the Final CFIUS Turndown was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(f)    by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the failure to have this Agreement adopted by the Required Company Stockholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(g)    by either Parent or the Company if (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on a proposal to approve the Parent Share Issuance and (ii) the Parent Share Issuance shall not have been approved at the Parent Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the failure to have the Parent Share Issuance approved by the Required Parent Shareholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(h)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(i)    by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;

(j)    by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company prior to the Outside Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(j) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach;

(k)    by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent prior to the Outside Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(k) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach;

(l)    by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Company Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Company Superior Offer that has been executed on behalf of the Person that made such Company Superior Offer (the “Specified Company Acquisition Agreement”), if (i) the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(d) and otherwise causing the Company to comply in all material respects with the provisions of Section 4.3 and Section 5.2, shall have authorized the Company to enter into such Specified Company Acquisition Agreement, (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Company Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the board of directors of the Company has authorized the execution and delivery of the Specified Company Acquisition Agreement on behalf of the Company and that the Company will enter into the Specified Company Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(l), (iii) concurrently with the termination of this Agreement pursuant to this Section 8.1(l), the Company enters into the Specified Company Acquisition Agreement with respect to such Company Superior Offer and (iv) concurrently with such termination, the Company shall have paid to Parent the nonrefundable fee required to be paid to Parent pursuant to Section 8.3(c); or

(m)    by Parent (at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote) in order to accept a Parent Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Parent Superior Offer that has been executed on behalf of the Person that made such Parent Superior Offer (the “Specified Parent Acquisition Agreement”), if (i) the board of directors of Parent, after satisfying all of the requirements set forth in Section 5.3(d) and otherwise causing Parent to comply in all material respects with the provisions of Section 4.4 and

Section 5.3 of this Agreement, shall have authorized Parent to enter into such Specified Parent Acquisition Agreement, (ii) Parent shall have delivered to the Company a written notice (that includes a copy of the Specified Parent Acquisition Agreement as an attachment) containing Parent’s representation and warranty that the board of directors of Parent has authorized the execution and delivery of the Specified Parent Acquisition Agreement on behalf of Parent and that Parent will enter into the Specified Parent Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(m), (iii) concurrently with the termination of this Agreement pursuant to this Section 8.1(m), Parent enters into the Specified Parent Acquisition Agreement with respect to such Parent Superior Offer; and (iv) concurrently with such termination, Parent shall have paid to the Company the nonrefundable fee required to be paid to the Company pursuant to Section 8.3(e).

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision or provisions hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), this Agreement shall be of no further force or effect and there shall be no damages or liability on the part of Parent, Merger Sub, the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent and the Company, the obligations pursuant to the Confidentiality Agreement; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement (as amended pursuant to Section 4.1(c)) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any Knowing and Intentional Breach of this Agreement.

8.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f), and (i) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn and (ii) within 12 months after the date of any such termination, either (A) an Acquisition Transaction with respect to the Company

(whether or not relating to such Company Acquisition Proposal) is consummated or (B) a definitive agreement contemplating an Acquisition Transaction with respect to the Company (whether or not relating to such Company Acquisition Proposal) is executed by the Company or any of its Affiliates and such Acquisition Transaction is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $180,000,000; provided, however, that for purposes of this Section 8.3(b), all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(c)    If this Agreement is terminated (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Section 8.1(k)) at any time during the period commencing on the occurrence of a Company Triggering Event and ending on the tenth day after the final vote by the Company’s stockholders on a proposal to adopt this Agreement at the Company Stockholders’ Meeting (including any adjournments and postponements thereof) or (ii) by the Company pursuant to Section 8.1(l), then the Company shall pay to Parent, in cash within two Business Days after such termination, a nonrefundable fee in the amount of $180,000,000.

(d)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(g), and (i) at or prior to the time of the termination of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn and (ii) within 12 months after the date of any such termination, either (A) an Acquisition Transaction with respect to Parent (whether or not relating to such Parent Acquisition Proposal) is consummated or (B) a definitive agreement contemplating an Acquisition Transaction with respect to Parent (whether or not relating to such Parent Acquisition Proposal) is executed by Parent or any of its Affiliates and such Acquisition Transaction is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay to the Company, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $180,000,000; provided, however, that for purposes of this Section 8.3(d), all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(e)    If this Agreement is terminated (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Section 8.1(j)) at any time during the period commencing on the occurrence of a Parent Triggering Event and ending on the tenth day after the final vote by Parent’s shareholders on a proposal to approve the Parent Share Issuance at the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) or (ii) by Parent pursuant to Section 8.1(m), then Parent shall pay to the Company, in cash within two Business Days after such termination, a nonrefundable fee in the amount of $180,000,000.

(f)    If:

(i)    both (A) this Agreement is terminated by the Company pursuant to Section 8.1(k) on account of a Knowing and Intentional Breach by Parent of Parent’s obligations with respect to obtaining CFIUS Approval under Section 5.4 and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

(ii)    both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement; or

(iii)    both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $180,000,000.

(g)    If:

(i)    both (A) this Agreement is terminated by the Company pursuant to Section 8.1(k) on account of a Knowing and Intentional Breach by Parent of Parent’s obligations with respect to obtaining MOFCOM Approval under Section 5.4 and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement; or

(ii)    both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $50,000,000.

(h)    For purposes of Sections 8.1(b), 8.1(j), 8.1(k), 8.3(f) and 8.3(g), in order to determine whether the condition set forth in Section 6.1 has been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to the date of termination of this Agreement.

(i)    The parties acknowledge and agree that in no event shall Parent or the Company be required to pay any nonrefundable fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In the event termination fees are payable pursuant to both Section 8.3(f) and Section 8.3(g), then Parent shall be obligated only to pay a termination fee in the amount of $50,000,000 pursuant to Section 8.3(g) and shall not be or become obligated to pay any other termination fee under Section 8.3(f) or any other provision of this Agreement. Upon (i) the Company’s payment of any nonrefundable fee under this Section 8.3, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or any of the Contemplated Transactions and (ii)

Parent’s payment of any nonrefundable fee under this Section 8.3, Parent shall have no further liability to any Acquired Company with respect to this Agreement or any of the Contemplated Transactions; provided, however, that nothing in clause “(i)” or clause “(ii)” above shall release any party from any liability for fraud or any Knowing and Intentional Breach of this Agreement. If any party fails to pay when due any amount payable by such party under this Section 8.3, then (A) such party shall reimburse the other party for all reasonable and documented out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3 and (B) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid plus five percent.

(j)    Without limiting the rights of Parent under the Debt Commitment Letter or of Parent or any of its Subsidiaries under any Definitive Debt Financing Agreement and notwithstanding anything to the contrary contained in this Agreement, the Company agrees that none of the (i) Financing Sources or (ii) their respective Affiliates or any of such Financing Sources’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause “(ii)” being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to the Company, its stockholders or its Affiliates relating to this Agreement or any of the Contemplated Transactions (including the Debt Financing), whether at law, in equity, in contract, in tort or otherwise.

Section 9.    MISCELLANEOUS PROVISIONS

9.1    Amendment. This Agreement may be amended, modified and supplemented by written agreement signed by the Company and Parent at any time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s shareholders); provided, however, that (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders and (b) after any such approval of the Parent Share Issuance by Parent’s shareholders, no amendment shall be made which by law or any Nasdaq Rule requires further approval of Parent’s shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, Section 8.3(j), the second sentence of Section 9.2(a), Section 9.5(c), Section 9.5(d), clause “(a)” of Section 9.8, and this sentence (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of such provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.2    Waiver.

(a)    At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. Notwithstanding anything to the contrary contained in this Agreement, Section 8.3(j), the last sentence of Section 9.1, Section 9.5(c), Section 9.5(d), clause “(a)” of Section 9.8 and this sentence (and any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of such provisions) may not be waived in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4    Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (as amended pursuant to Section 4.1(c)) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5    Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(c)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it: (i) will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, including any dispute relating to the Debt Financing, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, including any claims or causes of action relating to the Debt Financing shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; and (iii) the provisions of Section 9.5(d) relating to the waiver of jury trial shall apply to any legal proceeding described in clause “(i)” above.

(d)    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE OR ANY FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE DEBT FINANCING). EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATION IN THIS SECTION 9.5(d).

9.6    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered Section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 3 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered Section in Section 3 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.7    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7, (b) the Financing Sources shall be third-party beneficiaries of Sections 8.3(j), 9.1, 9.5(c) and 9.5(d) and the second sentence of Section 9.2(a) and (c) the Company shall have the right (which right is hereby acknowledged by Parent and Merger Sub) to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to the Company’s stockholders) on behalf of its stockholders in the event either Parent or Merger Sub commits fraud or any Knowing and Intentional Breach of its representations, warranties or covenants set forth in this Agreement, which rights shall be enforceable on behalf of the Company’s stockholders only by the Company, in its sole and absolute discretion through actions approved by the board of directors of the Company.

9.9    Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier, then such communication shall be deemed duly given and made two Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent or Merger Sub:

Marvell Technology Group Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention:        General Manager

Facsimile:        (441) 295-3328

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Attn:        Chief Administration and Legal Officer

Fax:         (408) 222-9177

and

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Attention:        Richard E. Climan

                         Christopher R. Moore

Facsimile:       (650) 463-4199

If to the Company:

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Attention:        General Counsel

Facsimile:        (408) 577-1992

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:        Kenton J. King

                         Michael J. Mies

Facsimile:        (650) 470-4570

9.10    Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12    Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Each of Parent and the Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by either Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and the breaching party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which the non-breaching party is entitled at law or in equity.

9.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(d)    Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Name:	Jean Hu
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KAUAI ACQUISITION CORP.

By:	/s/ Mitch Gaynor
Name:	Mitch Gaynor
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CAVIUM, INC.

By:	/s/ Syed B. Ali
Name:	Syed B. Ali
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s direct and indirect Subsidiaries and their respective predecessors.

“Acquired Company Data” means all data stored or processed by or on behalf of any Acquired Company (including any and all Personal Data and confidential information or trade secrets of any Acquired Company, customers, distributors, suppliers, and end users and other Persons stored or processed by or on behalf of any Acquired Company) and all other information, data and compilations thereof used by, or necessary to the business of, any Acquired Company, including without limitation any information that is subject to a confidentiality obligation or in which any Acquired Company has Intellectual Property Rights.

“Acquired Company Privacy Policies” has the meaning assigned to such term in Section 2.8(n)(i) of the Agreement.

“Acquired Company Return” has the meaning assigned to such term in Section 2.13(a) of the Agreement.

“Acquired Company System” means any information technology or computer system (including software, hardware, networks, interfaces, equipment, databases, telecommunications infrastructure, platforms and related systems and services) for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of any of the Acquired Companies.

“Acquisition Transaction” means, with respect to any Entity, any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)    any merger, exchange, consolidation, amalgamation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of such Entity or any of its Significant Subsidiaries; or

(c)    any liquidation or dissolution of such Entity or any of its Significant Subsidiaries;

provided, however, that a merger or other transaction effected for the sole purpose of changing the place of domicile or organization of such Entity shall not be deemed to be an Acquisition Transaction.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates”.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Burdensome Condition” means any condition, remedy or action that Parent is not obligated to accept or take pursuant to Section 5.4(e) of the Agreement.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York, New York.

“Certification” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” will be deemed to have been obtained if: (a) CFIUS has concluded that none of the Contemplated Transactions is a “covered transaction” subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Contemplated Transactions, and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or (ii) the President has not taken any formal written action within 15 days after the date on which the President received such report from CFIUS; provided, however, that if the written notice described in clause “(b)” above requires or contemplates that Parent or any of its Affiliates take or agree to take, or will take or agree to take, any actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing), then the issuance of such written notice will not constitute CFIUS Approval.

A “CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger following the completion of the investigation pursuant to Section 721(b)(2)(C) of the DPA.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Conditions Satisfaction Date” means the date on which the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 of the Agreement (other than the condition set forth in Section 6.5) is satisfied or waived.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committed Debt Financing” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.6(d) of the Agreement.

“Company Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to a Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction involving the Company.

“Company Adverse Recommendation Change” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Company Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Book Entry Shares” has the meaning assigned to such term in Section 1.6(c) of the Agreement.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Credit Agreement” means the Credit Agreement dated as of August 16, 2016, by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” means any current or former employee, independent contractor or director of any of the Acquired Companies or any Company Affiliate.

“Company Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other similar employment-related written agreement (including any employee offer letter that has been accepted) between any of the Acquired Companies or any Company Affiliate and any Company Employee.

“Company Employee Commissions” has the meaning assigned to such term in Section 2.8(f) of the Agreement.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for profit sharing, retirement, bonus, commission, compensation, severance, termination pay, retention, change in control, deferred compensation, performance awards, stock option, restricted stock unit, stock purchase, equity or equity-based incentive plan or arrangement, health, fringe benefits, perquisite, vacation, paid time off, or other employee benefits or remuneration of any kind or any similar plans, programs or arrangements, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Acquired Companies for the benefit of any Company Employee, or with respect to which any Acquired Company is a participating employer and in which any Company Employee currently participates or is owed benefits, or with respect to which any of the Acquired Companies has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Equity Awards” means any Company Options, Company RSUs or Company PRSUs.

“Company Equity Plans” means, collectively, the Cavium, Inc. 2016 Equity Incentive Plan, and all amendments thereto, the Cavium, Inc. 2007 Equity Incentive Plan and all amendments thereto, the QLogic Corporation 2005 Performance Incentive Plan and all amendments thereto, assumed by Cavium, Inc. effective August 16, 2016, and the Cavium Networks 2001 Stock Incentive Plan and all amendments thereto.

“Company Financial Statements” means the audited consolidated balance sheets of the Acquired Companies as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Acquired Companies for the years then ended, including the notes thereto and the reports of PricewaterhouseCoopers LLP thereon.

“Company Intervening Event” has the meaning assigned to such term in Section 5.2(d)(ii) of the Agreement.

“Company IP” means all Intellectual Property Rights and Intellectual Property in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company IP Contracts” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

“Company Listing Date” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company Notice” has the meaning assigned to such term in Section 5.2(d)(i).

“Company Option” means options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Products” means all versions, releases and models of all products and services (including Software) that have been, or are currently being, designed, developed, distributed, provided, licensed, or sold by or on behalf of any Acquired Company.

“Company PRSU” means a performance-based restricted stock unit issued pursuant to a Company Equity Plan or otherwise that is subject to performance-based vesting criteria (before giving effect to any performance determination required under the terms of the award in connection with the Effective Time).

“Company Real Property” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Company RSU” means a restricted stock unit (other than a Company PRSU) issued pursuant to a Company Equity Plan.

“Company SEC Document” means any report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by the Company since January 1, 2014.

“Company Software” means any Software owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Acquired Companies at any time (other than Off-the-Shelf Software).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.7 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Subsidiary” has the meaning assigned to such term in Section 1.6(a)(ii) of the Agreement.

“Company Superior Offer” means an unsolicited bona fide written offer by a third party to acquire all or a majority the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise), that is not conditioned on financing and that is determined by the Company’s board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company and the Company’s stockholders than the Contemplated Transactions, determined on a basis of long-term value, without consideration of short-term changes in stock price or trading volume in and of itself.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Company Adverse Recommendation Change; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; (c) the board of directors of the Company fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within ten Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after Parent requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of the Agreement and the Merger; (e) the Company shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other Contract relating to any Company Acquisition Proposal, other than a customary confidentiality agreement expressly permitted in Section 4.3 of this Agreement; or (f) the Company or any Representative of the Company shall have breached in any material respect any of the provisions of Section 4.3 or Section 5.2 of the Agreement, which results in a Company Acquisition Proposal.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2017 included in the Company SEC Documents.

“Compliant” means, with respect to the Financing Information, that:

(a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances under which the statements contained in such Financing Information are made;

(b) such Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X of the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16, but including customary select financial metrics as to those entities identified by Parent to be guarantors under any Debt Financing) for offerings of debt securities on a registration statement on Form S-1 (other than any such provision for which compliance is not customary in a Rule 144A offering of debt securities);

(c) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements of the Company contained in the Financing Information or delivered any notice with respect to unaudited financial statements that would be required to be filed on Form 8-K under Item 4.02 unless and until a new unqualified audit opinion is issued (or interim review is completed) with respect to such financial statements by the Company’s auditors or another independent accounting firm reasonably acceptable to Parent;

(d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements of the Company are included in the applicable documents described in clause “(b)” of the definition of Marketing Materials for such Debt Financing, and such auditors have confirmed they are prepared to issue, subject to completion of customary procedures, any such comfort letter upon a pricing of such Debt Financing occurring on any day during the Marketing Period and upon the closing of the issuance and sale of such Debt Financing; and

(e) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16, but including customary select financial metrics as to those entities identified by Parent to be guarantors under any Debt Financing and, in the case of a Rule 144A offering, excluding any information for which compliance is not customary in a Rule 144A offering of debt securities) included in such Financing Information at the commencement of the Marketing Period are, and remain throughout the Marketing Period, sufficient to permit (i) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including customary “negative assurance” comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements of the Company are included in the applicable offering memorandum or prospectus for such Debt Financing, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” means that certain Bilateral Nondisclosure Agreement dated as of July 21, 2017, between the Company and Marvell Semiconductor, Inc., as amended by that certain Amendment No. 1 to Bilateral Nondisclosure Agreement dated as of November 4, 2017, by and among the Company, Marvell Semiconductor, Inc. and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employees” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or any other legally binding commitment or undertaking of any nature.

“Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient obtained by dividing (i) the Per Share Cash Amount by (ii) the Parent Measurement Price.

“Converted Option” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Converted PRSU” has the meaning assigned to such term in Section 5.5(e) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.5(c) of the Agreement.

“Debt Commitment Letter” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“Debt Financing” means the Committed Debt Financing, the Permitted Alternative Debt Financing and the Required Alternative Debt Financing.

“Definitive Debt Financing Agreements” has the meaning assigned to such term in Section 5.15(a) of the Agreement.

“Designated Representations” means the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(d), 2.3(e), 2.19, 2.20, 2.21, 2.23 and 2.24 of the Agreement.

“Development Funding or Support” has the meaning assigned to such term in Section 2.8(e)(iv) of the Agreement.

“DGCL” has the meaning assigned to such term in Section 1.2 of the Agreement.

“Director Option” means a Company Option held by a non-employee member of the Company’s board of directors, other than any member of the Company’s board of directors who will serve on Parent’s board of directors following the Effective Time, as agreed to by the parties prior to the Closing.

“Dissenting Shares” has the meaning assigned to such term in Section 1.9(a) of the Agreement.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Award Cash Consideration” means an amount in cash equal to the sum of (a) the Per Share Cash Amount plus (b) the product of (i) the Exchange Ratio multiplied by (ii) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“Exchange Ratio” has the meaning assigned to such term in Section 1.6(a)(iii) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Fee Letter” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“file” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

A “Final CFIUS Turndown” shall be deemed to have occurred if (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that CFIUS Approval is unlikely to be obtained on terms acceptable to Parent (as provided in this Agreement) and provides the Company with written notice of such determination.

“Financing Deliverables” means each of the following: (a) a customary perfection certificate relating to the Acquired Companies and all corporate organizational documents of the Acquired Companies contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements; and (b) such customary information and documents relating to the Acquired Companies as may be reasonably requested by Parent in connection with the issuance by counsel to Parent of legal opinions required to be delivered pursuant to the Debt Financing.

“Financing Information” means: (a) audited consolidated balance sheets and related statements of income and cash flows of the Company for the 3 most recently completed fiscal years ended at least 60 days prior to the Closing Date and unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but, excluding the fourth fiscal quarter of any fiscal year) and, in each case, setting forth comparative figures for the prior fiscal year or the related period in the prior fiscal year, as the case may be, (b) a selected financial data table and management’s discussion and analysis covering the fiscal periods described in clause “(a)” above, including the comparative prior fiscal year or prior interim period in the prior fiscal year and (c) all other information and data related to the Acquired Companies necessary for Parent to satisfy the conditions set forth in paragraph 3 of Annex D of the Debt Commitment Letter.

“Financing Source Related Parties” has the meaning assigned to such term in Section 8.3(j) of the Agreement.

“Financing Sources” means the parties to the Debt Commitment Letter (other than Parent) on the date of the Agreement and each other Person (other than Parent or any of its Subsidiaries) that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

“Financing Uses” has the meaning assigned to such term in Section 3.12(b) of the Agreement.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended.

“Foreign Governmental Body” means any foreign Governmental Body, any political subdivision thereof, or any corporation or other Entity owned or controlled in whole or in part by any foreign Governmental Body or any sovereign wealth fund, excluding entities related to the government of the U.S.

“Foreign Official” means any: (a) officer or employee of a Foreign Governmental Body or any department, agency or instrumentality (including state-owned Entities) thereof; (b) officer or employee of a public international organization; (c) Person acting in an official capacity for or on behalf of any such Foreign Governmental Body or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) party official or candidate of any party, excluding officials of the government of the U.S.

“Foreign Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the U.S.; (b) any Company Employee Plan maintained or contributed to by any of the Acquired Companies or any Company Affiliate that is not subject to U.S. law; and (c) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the U.S.

“Foreign Trade Controls Law” means any Legal Requirement of a foreign Governmental Body regulating exports, imports, transfers or re-exports of any goods, services, software or technology, or economic sanctions or trade embargoes.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Shares in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the Effective Time with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Grant Date” has the meaning assigned to such term in Section 2.3(f) of the Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Company IP Contract” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” has the meaning assigned to such term in Section 2.8(n)(i) of the Agreement.

“Intellectual Property” means, collectively: algorithms, application programming interfaces, apparatus, designs, rights in designs, circuit designs and assemblies, gate arrays, IP cores, net lists, hardware description language code (including VHDL, Verilog and SystemC code), layouts, topographies, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, programming files for integrated circuits, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software (in any form including source code and executable or object code), subroutines, user interfaces, techniques, domain names, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, in each case whether registered or unregistered: (a) intellectual or industrial property rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works and integrated circuit topographies, and moral rights; (b) trademark, tradename, and service mark rights and similar rights; (c) trade secret rights and similar rights; (d) Patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, reexaminations, extensions, combinations, divisions, continuations, continuations-in-part, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.

“J.P. Morgan” has the meaning assigned to such term in Section 2.23 of the Agreement.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, result in a breach of the Agreement.

“knowledge” means (a) with respect to the Company, the knowledge of the individuals identified on Part 1.1 of the Company Disclosure Schedule, after reasonable inquiry; and (b) with respect to Parent, the knowledge of the individuals identified on Part 1.1 of the Parent Disclosure Schedule, after reasonable inquiry.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, order, guidance, ordinance, treaty,

code, edict, decree, rule, regulation, ruling, requirement or similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” means that such information, document or other material was: (a) filed with the SEC and publicly available on EDGAR at least two Business Days prior to the date of the Agreement; or (b)(i) with respect to any such information, document or other material Made Available by the Company, such information, document or material was made available by the Company for review by Parent or Parent’s Representatives prior to 11:59 p.m. (California time) on the date immediately preceding the date of the Agreement in the virtual data room maintained by the Company with Donnelley Financial Solutions, Inc. in connection with the Contemplated Transactions; provided, however, that notwithstanding anything to the contrary contained in the foregoing clause “(b)(i),” the documents included as file numbers 4.4.58, 4.4.59 and 4.4.60 in such virtual data room established by the Company shall be deemed to have been Made Available by the Company; and (ii) with respect to any such information, document or other material Made Available by Parent, such information, document or material was made available by Parent for review by the Company or the Company’s Representatives prior to 11:59 p.m. (California time) on the date immediately preceding the date of the Agreement in the virtual data room maintained by Parent with IntraLinks, Inc. in connection with the Contemplated Transactions.

“Marketing Materials” means: (a) “public side” and “private side” bank books, information memoranda and other information packages and presentations regarding Parent or any of its Subsidiaries (giving pro forma effect to the Merger), in each case, to the extent customary in a secured or unsecured bank loan financing; and (b) preliminary and final offering memoranda, private placement memoranda, registration statements and prospectuses customary for the sale of senior secured or unsecured debt securities of Parent or any of its Subsidiaries (giving pro forma effect to the Merger) in a customary Rule 144A private placement or publicly registered debt offering.

“Marketing Period” means the first period of 10 consecutive Business Days after the date of the Agreement during, throughout and at the end of which both:

(a) Parent shall have the Financing Information and such Financing Information is Compliant; and

(b) all of the conditions set forth in Section 6 (other than the condition set forth in Section 6.5) have been satisfied and no event has occurred and no condition or circumstance exists that will, or would reasonably be expected to, cause any of such conditions not to be satisfied assuming that the Closing were to be scheduled to occur on any day during such 10 consecutive Business Day period.

Notwithstanding the foregoing, the “Marketing Period” (x) shall not commence until after the Joint Proxy Statement/Prospectus has been mailed and (y) shall be deemed not to have commenced if, on or prior to the completion of such 10 Business Day period:

(i) the Company shall have publicly announced any intention to restate any financial information included in the Financing Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Financing Information has been amended, or the Company has announced that it has concluded that no restatement shall be required, and shall be deemed not completed unless the requirements in clauses “(a)” and “(b)” above would be satisfied on the first day, throughout and on the last day of such new 10 Business Day period; or

(ii) the Financing Information would not be Compliant at any time during such 10 Business Day period, in which case a new 10 Business Day period shall commence upon Parent and its Financing Sources receiving updated Financing Information that would be Compliant, and shall be deemed not completed unless the requirements in clauses “(a)” and “(b)” above shall have been satisfied on the first day, throughout and on the last day of such new 10 Business Day period (it being understood that if, at any time during the Marketing Period, the Financing Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

Notwithstanding anything to the contrary contained in this Agreement, in no event shall such 10 Business Day period include November 24, 2017, May 28, 2018, July 5, 2018 or July 6, 2018, and if such 10 Business Day period has not ended prior (x) to December 22, 2017, it shall not commence until January 3, 2018 or (y) August 17, 2018, it shall not commence until September 4, 2018; provided, however, that if the full proceeds of the Debt Financing that are needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses have been received by Parent prior to the end of the Marketing Period, then the Marketing Period shall be deemed to be completed on the date on which Parent receives such proceeds. If the Company shall in good faith reasonably believe that it has provided the Financing Information and such Financing Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Financing Information that is Compliant on the date such notice is received by the Parent unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information that is Compliant and, within four Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered).

“Material Adverse Effect” means, with respect to the Acquired Companies, any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect on the Acquired Companies (and shall not be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or is reasonably expected to occur) if the Company demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which the Acquired Companies have material operations; (ii) adverse economic conditions that generally affect the industry in which the Acquired Companies operate; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (iv) the failure of the Company to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof); (vi) changes after the date of the Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to the announcement or pendency of the Agreement; and (ix) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; provided, however, that the exceptions set forth in clauses “(i),” “(ii),” “(v),” “(vi)” and “(vii)” of the foregoing proviso shall not apply to the extent that the Acquired Companies are disproportionately affected thereby relative to other companies of comparable size in the same industries in which the Acquired Companies operate.

“Material Adverse Effect” means, with respect to Parent, any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect on Parent (and shall not be taken into account in determining whether a Material Adverse Effect on Parent has occurred or is reasonably expected to occur) if Parent demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which Parent or any of its Subsidiaries have material operations; (ii) adverse economic conditions that generally affect the industry in which Parent and its Subsidiaries operate; (iii) changes in the stock price or trading volume of Parent Common Shares (it being understood, however, that the facts or circumstances giving rise to any such change in share price or trading volume may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (iv) the failure of Parent to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof); (vi) changes after the date of the Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to the announcement or pendency of the Agreement; and (ix) any shareholder class action or derivative litigation commenced against Parent after the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; provided, however, that the exceptions set forth in clauses “(i),” “(ii),” “(v),” “(vi)” and “(vii)” of the foregoing proviso shall not apply to the extent that Parent and its Subsidiaries are disproportionately affected thereby relative to other companies of comparable size in the same industries in which Parent and its Subsidiaries operate.

“Material Contracts” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

“Merger Consideration” means the Parent Common Shares (and cash in lieu of any fraction of a Parent Common Share) and the cash consideration that a holder of shares of Company Common Stock who does not perfect such holder’s appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section1.6(a)(iii).

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“MOFCOM” means the Ministry of Commerce of the People’s Republic of China and/or its competent provincial or local counterparts.

“MOFCOM Approval” means the Governmental Authorization required under the PRC Anti-Monopoly Law with respect to the Merger.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Common Stock or Parent

Common Shares, as applicable, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock or Parent Common Shares, as applicable, is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Non-Exclusive Inbound Company IP Contract” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Off-the-Shelf Software” means any generally commercially available, non-customized software in executable code form that is available for a cost of not more than $50,000 for a perpetual license for a single user or workstation (or $150,000 in the aggregate for all users and workstations) and is not incorporated or embodied in any Company Product or otherwise material to an Acquired Company’s business.

“Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or minimal charge.

“Outside Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that would reasonably be expected to lead to a Parent Acquisition Proposal.

“Parent Acquisition Proposal” means any offer or proposal contemplating or otherwise relating to any Acquisition Transaction involving Parent.

“Parent Adverse Recommendation Change” has the meaning assigned to such term in Section 5.3(c) of the Agreement.

“Parent Board Recommendation” has the meaning assigned to such term in Section 5.3(b) of the Agreement.

“Parent Common Share” means a common share, $0.002 par value per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement and signed by the President of Parent.

“Parent Entities” means, collectively, Parent and its direct and indirect Subsidiaries and their respective predecessors, other than the Acquired Companies and Merger Sub.

“Parent Financial Statements” means the audited consolidated balance sheets of Parent as of January 31, 2015, January 30, 2016 and January 28, 2017 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Acquired Companies for the years then ended, including the notes thereto and the reports of PricewaterhouseCoopers LLP thereon.

“Parent Intervening Event” has the meaning assigned to such term in Section 5.3(d)(ii) of the Agreement.

“Parent IP” means all Intellectual Property Rights and Intellectual Property in which any of the Parent Entities has (or purports to have) an ownership interest.

“Parent IP Contract” means a Contract to which a Parent Entity is a party, pursuant to which (a) any Parent Entity has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Parent Entity (other than nonexclusive licenses to Off-the-Shelf Software or Open Source Software and license agreements for any third-party software that is licensed pursuant to a non-exclusive, internal-use software license, shrink-wrap or click-wrap agreement or similar agreement), (b) any Parent Entity has been granted any exclusive license under, in or to, or has otherwise received or acquired any exclusive right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Parent Entity, or (c) any Person (other than a Parent Entity) has been granted any license under, in or to, or otherwise has received or acquired or is entitled to receive or acquire any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Parent IP that is material to any Parent Entity, other than a Contract entered into in the ordinary course of business by a Parent Entity, in each case in “(a)” through “(c)” above that is material to the Parent Entities, taken as a whole. For the purposes of this definition of “Parent IP Contract”, a covenant not to assert or enforce, standstill with respect to, or any similar grant of immunity under, any Intellectual Property Right will be deemed to be a license.

“Parent Listing Date” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of a Parent Common Share on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Notice” has the meaning assigned to such term in Section 5.3(d)(i) of the Agreement.

“Parent Option” means options to purchase Parent Common Shares from Parent, whether granted by Parent pursuant to Parent’s equity plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Parent Preferred Share” means a Preferred Share, $0.002 par value, of the Company.

“Parent Products” means all versions, releases and models of all products and services (including Software) that have been, or are currently being designed, developed, distributed, provided, licensed, or sold by or on behalf of any Parent Entity.

“Parent PRSU” means a performance-based restricted stock unit issued pursuant to an equity plan of Parent or otherwise that remains unvested and subject to performance-based vesting criteria as of immediately prior to the Effective Time.

“Parent Return” has the meaning assigned to such term in Section 3.16(a) of the Agreement.

“Parent RSU” means a restricted stock unit (other than a Parent PRSU) issued pursuant to an equity plan of Parent that remains outstanding immediately prior to the Effective Time.

“Parent SEC Document” means any report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by Parent since January 1, 2014.

“Parent Share Issuance” has the meaning assigned to such term in Section 3.7(b) of the Agreement.

“Parent Shareholders’ Meeting” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Parent Software” means any Software owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Parent Entities at any time (other than Off-the-Shelf Software).

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Shares, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Shares are then traded.

“Parent Superior Offer” means an unsolicited bona fide written offer by a third party to acquire all or a majority the outstanding Parent Common Shares (whether through a tender offer, merger, amalgamation or otherwise), that is not conditioned on financing and that is determined by Parent’s board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent and Parent’s shareholders than the Contemplated Transactions.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) the board of directors of Parent or any committee thereof shall have made a Parent Adverse Recommendation Change; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; (c) the board of directors of Parent fails to publicly reaffirm the Parent Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of Parent’s shareholders, within ten Business Days (or, if earlier, prior to the date of the Parent Shareholders’ Meeting) after the Company requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to Parent Common Shares shall have been commenced and Parent shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Shareholders’ Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation with respect to the Parent Share Issuance; (e) the Company shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other Contract relating to any Company Acquisition Proposal, other than a customary confidentiality agreement expressly permitted in Section 4.4 of this Agreement; or (f) Parent or any of its Representatives shall have breached in any material respect any of the provisions of Section 4.4 or Section 5.3 of the Agreement, which results in a Parent Acquisition Proposal.

“Parent Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of July 29, 2017 included in the Parent SEC Documents.

“Patents” means industrial designs and patents (including utility, utility model, and design patents, and certificates of invention), industrial design and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

“Per Share Cash Amount” has the meaning assigned to such term in Section 1.6(a)(iii) of the Agreement.

“Permitted Alternative Debt Financing” has the meaning assigned to such term in Section 5.15(a) of the Agreement.

“Permitted Encumbrance” means: (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with U.S. generally accepted accounting principles) have been established on the Company Unaudited Interim Balance Sheet; (b) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with U.S. generally accepted accounting principles) have been established on the Company Unaudited Interim Balance Sheet; (c)

Encumbrances reflected in the Company Unaudited Interim Balance Sheet, as applicable; (d) with respect to any Company Real Property, Encumbrances of record or imposed or promulgated by operation of applicable Legal Requirements with respect to real property and improvements, including, zoning regulations, perm its, licenses, utility easements, rights of way and similar Encumbrances imposed or promulgated by any Governmental Body which in each case are not violated by the current use or occupancy of the real property or the operation of the business of any Acquired Company as presently conducted; (e) Encumbrances of a collection bank arising under Section 4-210 of the Uniform Commercial Code on non-material items in the course of collection or in favor of a banking or other financing institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry but not related to indebtedness; (f) with respect to Intellectual Property or Intellectual Property Rights, nonexclusive licenses granted in the ordinary course of business; and (g) Encumbrances that do not materially detract from the value or materially interfere with any present or intended use or other exploitation of such property or assets.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means information that relates to an identified or identifiable natural person, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number.

“PRC Anti-Monopoly Law” means the Anti-Monopoly Law of the People’s Republic of China, effective as of August 1, 2008, and the rules and regulations promulgated thereunder.

“Pre-Closing Period” has the meaning assigned to such term in Section 4.1(a) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“principal executive officer” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“principal financial officer” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“Qatalyst” has the meaning assigned to such term in Section 2.23 of the Agreement.

“Real Property Lease” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Alternative Debt Financing” has the meaning assigned to such term in Section 5.15(b) of the Agreement.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Required Parent Shareholder Vote” has the meaning assigned to such term in Section 3.8 of the Agreement.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” with respect to an Entity means any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software, firmware and other code incorporated or embodied in hardware devices, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Solvent” has the meaning assigned to such term in Section 3.13 of the Agreement.

“Source Material” means, collectively, any Software or integrated-circuit design or programming materials or documentation expressed in source code or other human-readable form, and any elements of integrated-circuit design or programming in netlist, hardware description language, or photomask form, including any design databases, GDSII files and circuit schematics and simulations.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and reasonable and customary assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Acquired Companies and other supporting documents as may be reasonably requested by Parent or the Financing Sources and (c) providing customary consents or authorization letters to the inclusion of the Company’s auditor reports to the extent required for any Marketing Materials, in each case in connection with Debt Financing.

A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Sections 6.7 and 7.7 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under the DPA, the HSR Act or any applicable foreign antitrust or competition-related Legal Requirement, any of the conditions set forth in Sections 6.9, 6.10 and 7.9 of the Agreement is not satisfied and has not been waived.

“Specified Company Acquisition Agreement” has the meaning assigned to such term in Section 8.1(l) of the Agreement.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over the Company, Parent, Merger Sub, any of their respective Significant Subsidiaries or any of their respective Significant Subsidiaries’ businesses or assets that are material to the Acquired Companies, taken as a whole, or to Parent, Merger Sub and their respective Subsidiaries, taken as a whole.

“Specified Parent Acquisition Agreement” has the meaning assigned to such term in Section 8.1(m) of the agreement.

“Specified Representations” means the representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.2(b), 3.2(d), 3.7, 3.8, 3.14 and 3.15 of the Agreement.

“Standard Acquired Company Outbound License Contract” means a Contract entered into by an Acquired Company in the ordinary course, pursuant to which the Acquired Company grants to its customer, distributor, supplier, or end-user a nonexclusive license in connection with the sale of a Company Product and which does not materially differ in substance from the Acquired Company’s applicable standard form Contracts identified in Section 2.8(d).

“Standards Organization” has the meaning assigned to such term in Section 2.8(e)(vi) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.20 of the Agreement.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, escheat, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Top Customer” has the meaning assigned to such term in Section 2.18(a) of the Agreement.

“Top Supplier” has the meaning assigned to such term in Section 2.18(b) of the Agreement.

“U.S. Trade Controls Laws” means all U.S. statutory and regulatory Legal Requirements related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods and payment of custom duties, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120 130), the Export Administration Regulations (EAR) (15 CFR 730 774), the Foreign Assets Control Regulations (31 CFR Parts 500 598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1 199).

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) and any similar Legal Requirements pertaining to “mass layoffs” or “plant closings” as those terms are defined by the WARN Act.